Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LOGMEIN USA, INC.,

JAZZ MERGER SUB, INC.,

JIVE COMMUNICATIONS, INC.

AND

FORTIS ADVISORS LLC, IN ITS CAPACITY

AS REPRESENTATIVE

FEBRUARY 7, 2018

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

Exhibits

Exhibit A – Form of Offer Letter

Exhibit B – Form of Non-Competition Agreement

Exhibit C – Form of Written Consent of Company Stockholders

Exhibit D – Form of Joinder and Waiver Agreement

Exhibit E – Reference Statement

Exhibit F – Form of Letter of Transmittal

Exhibit G – Form of Escrow Agreement

Exhibit H – Certificate of Incorporation of Surviving Corporation

Exhibit I – Form of Bonus Letter

Exhibit J – Closing Payment Schedule Trial Run

Exhibit K – Form of Charter Amendment

Schedules

Schedule 4.2 – Negative Covenants of the Company

Schedule 7.1(a)(i) – Certain Required Consents

Schedule 7.1(a)(iii) – Certain Antitrust Consents

Schedule 7.1(a)(iv) – Certain Communications Required Consents

Schedule 7.1(s) – Asset Purchase Fees

Schedule 7.1(y) – Transaction Payment Letters

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is entered into as of February 7, 2018 by and among LogMeIn USA, Inc., a Delaware corporation (“Buyer”), Jazz Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), Jive Communications, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the representative of the Company Stockholders (the “Representative”). Buyer, Merger Sub, the Company and the Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined are defined in Article XI.

WHEREAS, this Agreement contemplates a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”);

WHEREAS, by virtue of the Merger, in accordance with the terms and conditions of this Agreement, each outstanding share of Company Capital Stock (other than Dissenting Shares) will be converted into the right to receive cash consideration, the holders of Company Warrants will be entitled to receive cash consideration in exchange for the cancellation of the vested portion of their Company Warrants, the holders of outstanding Company Options will be entitled to receive cash consideration in exchange for the cancellation of their entire Company Options;

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to, and as a condition of, the willingness of Buyer and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Key Employees are entering into offer letters with the Buyer in the form of Exhibit A (each, an “Offer Letter”) and the Restricted Stockholders are entering into non-competition agreements with the Buyer in the form of Exhibit B (each a “Non-Competition Agreement”), which Offer Letters and Non-Competition Agreements are subject to and effective as of the Closing;

WHEREAS, as an inducement to the willingness of Buyer and Merger Sub to enter into this Agreement (but not pursuant to any prior agreement with the Company or Buyer), holders of shares of Company Capital Stock sufficient to obtain the Requisite Stockholder Approval have delivered, (i) effective as of immediately following the approval and adoption of this Agreement by the Board of Directors of the Company and the execution and delivery of this Agreement, their written consent adopting this Agreement and approving the Merger and the other transactions contemplated hereby pursuant to Section 228(c) of the DGCL in the form attached hereto as Exhibit C (the “Written Consent of Stockholders”) and (ii) a joinder of this Agreement, release, waiver and certain specified undertakings, representations and warranties in the form attached hereto as Exhibit D (the “Joinder and Waiver Agreement”), respectively, pursuant to and in accordance with the applicable provisions of the DGCL and the Company’s Organizational Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL whereupon the separate existence of Merger Sub shall cease. The Company shall (i) be the surviving corporation in the Merger, (ii) continue its corporate existence under the laws of the State of Delaware, and (iii) following the Effective Time, become a wholly owned subsidiary of Buyer and succeed to and assume all of the rights and be subject to all of the obligations of Merger Sub in accordance with the DGCL.

Section 1.2    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Latham & Watkins LLP, 1000 Winter Street, Suite 3700, Waltham, MA 02451 (or remotely via the exchange of documents and signatures), unless another place or date is agreed to in writing by the Parties. The date upon which the Closing occurs is herein referred to as the “Closing Date”. On the Closing Date, the parties hereto shall cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed and filed by the Company with the Secretary of State of the State of Delaware pursuant to the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or upon the later effective time specified in the Certificate of Merger so filed (the “Effective Time”).

Section 1.3    Effect on Company Capital Stock.

(a)    Cancellation of Certain Shares of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or any Company Equityholders, each share of Company Capital Stock that is held in the treasury of the Company shall be cancelled and no consideration shall be delivered in exchange therefor.

(b)    Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or any Company Stockholders, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock to be cancelled in accordance with Section 1.3(a) and other than Dissenting Shares) shall be cancelled and converted automatically into the right to receive, (i) an amount in cash equal to the Applicable Per Share Closing Merger Consideration, plus (ii) the Pro Rata Percentage of the Adjustment Amount, if any, for distribution to the Company Stockholders in accordance with Section 1.6(c)(i), plus (iii) the Pro Rata Percentage of any amount released from the Escrow Fund for distribution to the Company

Stockholders in accordance with the Escrow Agreement and Section 1.7, plus (iv) the Pro Rata Percentage of any amount released from the Representative Reserve Fund for distribution to the Company Stockholders in accordance with Section 1.8(f). Any amount of cash payable to a holder of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time pursuant to this Section 1.3(b) shall be rounded to the nearest whole cent at the time of payment. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made. From and after the Effective Time, holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders of the Company or the Surviving Corporation, other than in the case of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), the right to receive the cash payments in accordance with this Section 1.3(b).

(c)    Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

Section 1.4    Effect on Company Options and Company Warrants.

(a)    Company Options.

(i)    At the Effective Time, each outstanding and unexercised Company Option with an exercise price less than the Applicable Per Share Total Merger Consideration applicable to the Company Common Stock, whether or not vested or exercisable, shall become fully vested and exercisable immediately prior to the Effective Time and to the extent not exercised prior to the Effective Time shall be cancelled and converted automatically into the right to receive, an amount in cash, equal to the Applicable Per Share Total Merger Consideration applicable to the Company Common Stock multiplied by the number of shares of Company Common Stock issuable upon exercise of the entire portion of the Company Option (vested and unvested), minus the exercise price of the Company Option multiplied by the number of shares of Company Common Stock issuable upon exercise of the entire portion of the Company Option (vested and unvested) (the “Option Closing Payout Amount”). The portion of each Company Option, if any, with an exercise price greater than or equal to the Applicable Per Share Total Merger Consideration applicable to the Company Common Stock shall be cancelled automatically at the Effective Time, by virtue of this Agreement and without any further action on the part of Buyer and without any payment from Buyer thereon.

(ii)    The Company shall, prior to the Effective Time, take or cause to be taken all actions (including adopting all resolutions, providing notices and procuring consents (after review and approval by Buyer of the forms thereof, which shall not be unreasonably withheld, conditioned or delayed)) that are required under the Company Option Plan, applicable Law or this Agreement, or are otherwise reasonably necessary to effectuate the transactions contemplated by this Section 1.4(a) and to ensure that, from and after the Effective Time, each holder of a Company Option cancelled or substituted as provided in this Section 1.4(a) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (if any) specified in and subject to the terms of this Section 1.4(a), without interest.

(b)    Company Warrants. At the Effective Time, each Company Warrant with an exercise price less than the Applicable Per Share Total Merger Consideration applicable to the Company Common Stock shall be cancelled and converted automatically into the right to receive, an amount in cash equal to Applicable Per Share Total Merger Consideration applicable to the Company Common Stock multiplied by the number of shares of Company Common Stock issuable upon exercise of the portion of the Company Warrant that is vested as of the Closing, minus the exercise price of the Company Warrant multiplied by the number of shares of Company Common Stock issuable upon exercise of the portion of the Company Warrant that is vested as of the Closing. Each Company Warrant with an exercise price greater than or equal to the Applicable Per Share Total Merger Consideration applicable to the Company Common Stock and each Company Warrant (or portion thereof) that is unvested at the Effective Time shall be cancelled automatically at the Effective Time without any payment from Buyer thereon.

Section 1.5    Closing Payments; Closing Payment Schedule.

(a)    On the Closing Date, the Buyer will make, or cause to be made, the following payments, as set forth herein:

(i)    To the Company, the Option Closing Payout Amount, as set forth in Section 1.4(a)(i);

(ii)    To the Paying Agent, the Exchange Fund, as set forth in Section 1.9(a);

(iii)    To the Escrow Agent, the Escrow Amount, as set forth in Section 1.7;

(iv)    To the Persons identified on the Closing Payment Schedule, the Estimated Unpaid Company Transaction Expenses;

(v)    To the Persons identified on the Closing Payment Schedule, the Estimated Closing Indebtedness (other than with respect to clause (ix) of the definition of “Indebtedness”);

(vi)    To the Persons identified in the Closing Payment Schedule, the Asset Purchase Fees; and

(vii)    To an account designated by the Representative, the Representative Reserve Fund, as set forth in Section 1.8(f).

(b)    At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a definitive payment schedule (the “Closing Payment Schedule”), certified by an authorized officer of the Company, setting forth:

(i)    the name and address of each Company Equityholder immediately prior to the Closing;

(ii)    the shares of Company Capital Stock, Company Options and Company Warrants held by each Company Equityholder immediately prior to the Closing (including, with respect to the Company Options and Company Warrants, the exercise price and the portion vested and unvested as of the Closing);

(iii)    the Company’s calculation of the Total Merger Consideration (including Estimated Closing Indebtedness, Estimated Unpaid Company Transaction Expenses and Estimated Net Working Capital and each item thereof);

(iv)    with respect to each Company Equityholder, the portion of the Total Merger Consideration to be allocated to such Company Equityholder pursuant to Sections 1.3 and 1.4;

(v)    the Pro Rata Percentage of each Company Stockholder and the Joining Company Stockholder Pro Rata Percentage of each Joining Company Stockholder;

(vi)    the amount to be contributed on behalf of each Company Stockholder to the Escrow Amount pursuant to Section 1.7 and to the Representative Reserve Fund pursuant to Section 1.8(f); and

(vii)    the wire instructions or other payment information for each Closing Date Payee and each item of Closing Indebtedness to be paid at the Closing, Unpaid Company Transaction Expenses to be paid at the Closing pursuant to Section 5.1 and Asset Purchase Fees.

The Closing Payment Schedule shall be subject to approval by the Buyer and shall be prepared and determined in accordance with the same methods, policies, practices and procedures, with consistent classifications as were used in the preparation of the Closing Payment Schedule Trial Run. The Company shall give the Buyer timely access to all supporting workpapers used in the preparation of the Closing Payment Schedule, which Closing Payment Schedule, when in form and substance satisfactory to and approved by the Buyer, shall be deemed the definitive calculation of the Merger Consideration payable to the Company Equityholders in connection with the Merger and the disbursement thereof. The Buyer shall be entitled to rely entirely on the Closing Payment Schedule in connection with distributing the Merger Consideration and, to the fullest extent permitted by Law, neither the Representative nor any Company Equityholder shall be entitled to make any claim in respect of the allocation of the Merger Consideration made by the Buyer to or for the benefit of any Company Equityholder to the extent the Merger Consideration was distributed in a manner consistent with the Closing Payment Schedule.

Section 1.6    Merger Consideration Adjustment.

(a)    Preliminary Statement. At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a reasonably detailed statement (the “Preliminary Statement”) setting forth, along with the related calculations (and including each line item of Current Assets and Current Liabilities as is set forth on the Reference Statement), the Company’s good faith estimate of Closing Indebtedness (the “Estimated Closing Indebtedness”), the Company’s good faith estimate of Unpaid Company Transaction Expenses (such estimate, the “Estimated Unpaid Company Transaction Expenses”), and the Company’s good faith estimate of Closing Net Working Capital (including each line item thereof) (the “Estimated Net Working Capital”). The Estimated Closing Indebtedness, Estimated Unpaid Company Transaction Expenses and Estimated Net Working Capital amounts set forth on the Preliminary Statement shall be conclusive for the purposes of calculating the Total Merger Consideration to be paid at Closing, but the Final Closing Indebtedness, Final Unpaid Company Transaction Expenses and Final Net Working Capital and any resulting adjustment to the Total Merger Consideration contemplated by Section 1.6(c) shall be determined in accordance with the provisions of Section 1.6(b). The Preliminary Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 1.6(d).

(b)    Closing Statement.

(i)    Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to the Representative a reasonably detailed statement (the “Closing Statement”) setting forth, along with the related calculations, Buyer’s good faith determination of the actual amount of Closing Indebtedness, Unpaid Company Transaction Expenses and Closing Net Working Capital, together with copies of such documentation used in the calculations thereof as may be reasonably requested by the Representative to allow the Representative to review such calculations and the related adjustments to the Total Merger Consideration contemplated by Section 1.6(c). The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 1.6(d).

(ii)    Within thirty (30) calendar days following receipt by the Representative of the Closing Statement, the Representative shall deliver written notice (an “Objection Notice”) to Buyer of all disputes, if any, the Representative may have with respect to the preparation of the Closing Statement, which Objection Notice shall specify those amounts, determinations or calculations set forth in the Closing Statement that the Representative disputes and shall set forth the Representative’s proposed adjustment to each such disputed amount, determination or calculation. If the Representative does not timely deliver an Objection Notice with respect to the Closing Statement within such thirty (30) calendar day period, the Closing Statement (including each amount, determination and calculation contained therein) will be deemed to be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such thirty (30) calendar day period, Buyer and the Representative shall use their reasonable best efforts to resolve each dispute raised therein (each, an “Objection”) and all other amounts, determinations and calculations in the Closing Statement shall be final, conclusive and binding on the Parties. All Objections that are so resolved in writing between the parties shall be final, conclusive and binding on the parties.

(iii)    The parties hereto agree that:

(A)    If Buyer and the Representative fail to resolve all Objections within thirty (30) calendar days after the Representative delivers an Objection Notice, then Buyer and the Representative shall jointly, and as promptly as practicable, engage an Accounting Firm (acting as an expert and not an arbitrator) to resolve, in accordance with this Agreement (including Section 1.6(d)), only those Objections that remain in dispute (the “Objection Items”). The terms of engagement of the Accounting Firm shall be as mutually agreed upon between Buyer, on the one hand, and the Representative, on the other hand. Buyer and the Representative shall cooperate with the Accounting Firm in all reasonable respects, but no party hereto will have ex parte meetings, teleconferences or other correspondence with the Accounting Firm.

(B)    Buyer and the Representative shall use commercially reasonable efforts to cause the Accounting Firm to, as promptly as practicable following the engagement of the Accounting Firm (but in any event within thirty (30) calendar days following such engagement), deliver to Buyer and the Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination, and such determination to be based solely on information provided to the Accounting Firm by Buyer and the Representative and not by independent review or development) of each Objection Item, which determination (i) shall be within the range of disputes between the Closing Statement and the Objection Notice, such that the Accounting Firm may not assign a value to any Objection Item greater than the greatest value for such Objection Item claimed by any party hereto or less than the smallest value for such Objection Item claimed by any party hereto; (ii) shall be made strictly in accordance with the accounting procedures set forth in this Agreement (including 1.6(d)) without exception; and (iii) shall be (1) the exclusive remedy of the parties with respect to any disputes arising with respect to the calculation of Closing Net Working Capital or any adjustment to the Total Merger Consideration contemplated by Section 1.6(c), and (2) final, conclusive and binding on the parties, and judgment may be entered on such determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(C)    The Accounting Firm shall only make determinations with respect to the Objection Items, provided, that the scope of the disputes to be resolved by the Accounting Firm shall in all cases be limited to whether the Closing Statement and the amounts, calculations and determinations therein were prepared and performed in accordance with this Agreement (including Section 1.6(d)) and whether there were mathematical errors contained in such statements, calculations or determinations, and the Accounting Firm is not authorized or permitted to make any other determination.

(D)    The fees and disbursements of the Accounting Firm incurred pursuant to this Section 1.6 shall be borne by the Company Stockholders by taking such amounts from the Representative Reserve Fund, on the one hand, and by Buyer, on the other hand, in the same proportion that the aggregate amount of Objection Items so submitted to the Accounting Firm that is successfully disputed by such party (as finally determined by the Accounting Firm) bears to the total amount of such Objection Items so submitted by such party.

(c)    Adjustments.

(i)    If the Adjustment Amount (as defined below) is a positive number, then the Merger Consideration payable to the Company Stockholders shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Merger Consideration payable to the Company Stockholders shall be decreased by the Adjustment Amount. If the Adjustment Amount is a positive number, then, within three (3) Business Days after the date on which the Adjustment Amount is finally and conclusively determined in accordance with this Agreement, Buyer shall deliver or cause to be delivered to the Escrow Agent, to be held in the Primary Escrow Fund in accordance with the terms of the Escrow Agreement, cash constituting an amount equal to such Adjustment Amount.

(ii)    If the Adjustment Amount is a negative number, then, within three (3) Business Days after the date on which the Adjustment Amount is finally and conclusively determined in accordance with this Agreement, the parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer a portion of the Primary Escrow Fund equal to such Adjustment Amount.

(iii)    Any payment made pursuant to Section 1.6(c) shall be treated as an adjustment to the Total Merger Consideration by the parties for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the fullest extent permitted by Law.

(iv)    “Adjustment Amount” means the net amount (as finally determined in accordance with this Section 1.6), which may be positive or negative, equal to:

(A)    (1) the Estimated Closing Indebtedness, minus (2) the Final Closing Indebtedness; plus

(B)    (1) the Estimated Unpaid Company Transaction Expenses, minus (2) the Final Unpaid Company Transaction Expenses; plus

(C)    (1) the Final Net Working Capital, minus (2) the Estimated Net Working Capital.

(d)    Accounting Procedures. Exhibit E sets forth a statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with Buyer setting forth the various line items used (or to be used) in, and illustrating as of December 31, 2017, the calculation of (i) Current Assets, (ii) Current Liabilities, (iii) Closing Indebtedness, (iv) Unpaid Company Transaction Expenses and (v) Net Working Capital, in each case prepared and calculated in accordance with this Agreement and the Agreed Accounting Policies and Principles. For all purposes hereunder, the Preliminary Statement and Closing Statement and all determinations and calculations by any Person (including without limitation the Accounting Firm) of Current Assets, Current Liabilities, Closing Indebtedness, Unpaid Company Transaction Expenses or Net Working Capital Amount shall in all Circumstances be prepared and calculated strictly in accordance with the manner of determination and calculation (as applicable) as shown on the Reference Statement using the same line items, accounting principles, practices, procedures, policies and methods (with consistent classifications, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied in preparing the Reference Statement without deviation or exception in any manner, or for any reason, whatsoever; provided, that such calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, and (ii) shall calculate any reserves, accruals or other non-cash expense items on a daily (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

Section 1.7    Escrow. At the Closing, the Representative, Buyer and the Escrow Agent shall execute the Escrow Agreement. An amount in cash equal to $30,000,000 (the “Primary Escrow Amount”), an amount in cash equal to $5,000,000 (the “First Special Escrow Amount”) and an amount in cash equal to $15,000,000 (the “Second Special Escrow Amount” and, together with the Primary Escrow Amount and the First Special Escrow Amount, the “Escrow Amount”) shall be withheld from the Total Merger Consideration payable to, and therefore shall not be paid to, the Company Stockholders at the Closing (each such withholding to be made on a Pro Rata Percentage with respect to each Company Stockholder) but instead shall be delivered to the Escrow Agent to be held by the Escrow Agent in three separate dedicated escrow accounts (the “Primary Escrow Fund,” the “First Special Escrow Fund” and the “Second Special Escrow Fund,” respectively, and together the “Escrow Fund”) and shall be disbursed in accordance with the terms of the Escrow Agreement and this Agreement. The Escrow Fund shall be held as a trust fund and, to the fullest extent permitted by Law, shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. In the event an amount is released to the Company Stockholder from the Escrow Fund pursuant to the terms of the Escrow Agreement, each Company Stockholder shall be entitled to an amount equal to such Company Stockholder’s Pro Rata Percentage of such amount, as determined at the time by the Representative in accordance with this Agreement.

Section 1.8    Representative.

(a)    In order to efficiently administer the transactions contemplated hereby, including any actions that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Sections 1.6 and 1.7, the Company Stockholders, by their adoption of this Agreement and the approval of the Merger, by their acceptance of any Merger Consideration and/or the completion and execution of the Letters of Transmittal or other agreement or documentation that may be required with respect to the Company Stockholders, hereby designate the Representative as their representative, true and lawful attorney-in-fact and exclusive agent for all purposes set forth herein, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement, and hereby authorize the Representative to:

(i)    take all actions required or permitted by, and exercise all rights granted to, the Representative in this Agreement, the Escrow Agreement or the Representative Engagement Agreement;

(ii)    review the Closing Statement, deliver any Objection Notice with respect thereto, and discuss, negotiate, resolve and fully and finally settle on behalf of the Company Stockholders, any Objection Items or other disputes with respect to the determination of Closing Indebtedness, Unpaid Company Transaction Expenses, Closing Net Working Capital and the final determination of any adjustment to the Total Merger Consideration pursuant to Section 1.6;

(iii)    take all action necessary in connection with the waiver of any condition to the obligations of the Company or the Company Stockholders to consummate the transactions contemplated hereby;

(iv)    discuss, negotiate, resolve and fully and finally settle on behalf of the Company Stockholders any claims for indemnification by any Indemnified Party pursuant to this Agreement;

(v)    give and receive notices and communications to or from Buyer (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby;

(vi)    receive and accept service of legal process in connection with any claim or other proceeding against the Company Stockholders or the Company arising under this Agreement or the Escrow Agreement;

(vii)    negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement or the Escrow Agreement on behalf of the Company Stockholders; execute and deliver all agreements, certificates and documents required or deemed appropriate by the Representative, in his/her/its capacity as the Representative, in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Escrow Agreement);

(viii)    execute and deliver all agreements, certificates and documents required or deemed appropriate by the Representative in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Escrow Agreement);

(ix)    engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement;

(x)    to the fullest extent permitted by Law, agree to and approve of modifications or amendments to this Agreement or to the Escrow Agreement, and executing and delivering agreements of such modification or amendment; and

(xi)    to the fullest extent permitted by Law, take all other actions (including defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement) necessary or appropriate in the reasonable judgment of the Representative in connection with any transaction contemplated hereunder or for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any Circumstance.

Notwithstanding the foregoing, the Representative (i) shall have no obligation to act on behalf of the Company Stockholders, except as expressly provided herein, in the Escrow Agreement, Paying Agent Agreement and in the Representative Engagement Agreement and for purposes of clarity, other than as set forth herein, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule and (ii) may not amend, alter, modify, waive or otherwise change the limitations on the indemnification obligations of the LDS Church as set forth in Section 8.6 without the written consent of the LDS Church.

(b)    Fortis Advisors LLC hereby accepts its appointment as the initial Representative.

(c)    Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder and such Company Stockholder’s successors; and Buyer, each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Stockholder. To the fullest extent permitted by Law, the Buyer, each Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Representative.

(d)    The Joining Company Stockholders hereby agree that:

(i)    all actions, decisions and instructions of the Representative shall be conclusive and binding upon each of the Joining Company Stockholders, and, to the fullest extent permitted by Law, no Joining Company Stockholders shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative in connection with this Agreement, the Representative Engagement Agreement or the agreements ancillary hereto, except for fraud or willful misconduct on the part of the Representative;

(ii)    to the fullest extent permitted by Law, the provisions of this Section 1.8 and the powers, immunities and rights to indemnification granted to the Representative

Group hereunder: (i) are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Joining Company Stockholder may have in connection with the transactions contemplated by this Agreement, and (ii) shall survive the death, incompetence, bankruptcy or liquidation of any Joining Company Stockholder and shall be binding on any successor thereto, and (iii) shall survive the delivery of an assignment by any Joining Company Stockholder of the whole or any fraction of his, her or its interest in the Escrow Fund;

(iii)    no Joining Company Stockholder shall have any cause of action against the Representative for any action taken or not taken, any decision made or any instruction given or not given by the Representative under this Agreement, the Escrow Agreement, the Representative Engagement Agreement and the agreements and instruments contemplated hereby and thereby, except for causes of action for fraud or willful breach of this Agreement or the Escrow Agreement by the Representative or the Representative’s gross negligence or willful misconduct;

(iv)    remedies available at Law for any breach of the provisions of this Section 1.8 are inadequate; therefore, the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Buyer brings an action to enforce the provisions of this Section 1.8;

(v)    the Representative shall be entitled to: (i) reasonably rely upon the Closing Payment Schedule, (ii) rely upon any signature reasonably believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Joining Company Stockholder; and

(vi)    the provisions of this Section 1.8 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of the Buyer, the Representative, and each Joining Company Stockholder, and any references in this Agreement to a Joining Company Stockholder shall mean and include the successors to the Joining Company Stockholder’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

(e)    The Joining Company Stockholder and Buyer acknowledge and agree that the Representative can resign upon thirty (30) days’ written notice to the Advisory Group and may be removed and/or replaced at any time upon the affirmative written consent of Joining Company Stockholders holding a majority of the aggregate Pro Rata Percentage of all Joining Company Stockholders. Upon the due removal and/or replacement of the Representative, Buyer and the newly appointed Representative shall provide prompt written notice to the Escrow Agent concerning such replacement.

(f)    At the Closing, an amount in cash equal to $350,000 (the “Representative Reserve Fund”) shall be withheld from the Total Merger Consideration payable to, and therefore shall not be paid to, the Company Stockholders at the Closing (each such withholding to be made on a Pro Rata Percentage with respect to each Company Stockholder), but instead shall be delivered to the Representative to be held by the Representative in a dedicated account for the payment of any Representative Losses or other expenses incurred by the Representative in performing the duties assigned to the Representative pursuant to this Agreement, the Escrow Agreement and the Representative Engagement Agreement. The Representative is not providing any investment supervision, recommendations or advice. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Reserve Fund, and has no tax reporting or income distribution obligations. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Representative Reserve Fund shall be used by the Representative solely to pay the reasonable out-of-pocket costs or expenses actually incurred by or reasonably expected to be incurred by the Representative in connection with the acceptance, performance and administration of its duties as the Representative pursuant to this Agreement. Any remaining balance in the Representative Reserve Fund shall be released by the Representative to the Company Stockholders (or to the Paying Agent for further distribution to the Company Stockholders) at such time as the Representative determines that the Representative Reserve Fund is no longer necessary or desirable, and each Company Stockholder shall be entitled to an amount equal to such Company Stockholder’s Pro Rata Percentage of such amount so released. Prior to any such release of the Representative Reserve Fund, the Representative shall deliver to Buyer an updated Closing Payment Schedule setting forth the portion of the Representative Reserve Fund payable to each Company Stockholder.

(g)    Certain Company Stockholders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative (such Company Stockholders, including their individual representatives, collectively, the “Advisory Group”). As between the Company Stockholders and the Representative, neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”) shall be liable for any act done or omitted in connection with this Agreement, the Escrow Agreement, the Representative Engagement Agreement or the agreements ancillary hereto while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs, judgments and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and in connection with seeking recovery from insurers) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Representative Engagement Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud or willful misconduct of the Representative, the Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such fraud or willful misconduct. If not paid directly to the Representative by the Company Stockholders, any such Representative Losses may be recovered by the Representative from the Representative Reserve Fund; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds or otherwise incur any financial liability on behalf of the Company Stockholders or otherwise. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities (including the Representative Reserve Fund), which, in its reasonable determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this section. The foregoing indemnities and immunities will survive the Closing, the resignation or removal of the Representative or any member of the Advisory Group or the termination of this Agreement or the Escrow Agreement.

Section 1.9    Paying Agent; Exchange Procedures.

(a)    Designation of Paying Agent. Prior to the Closing, Buyer shall engage Acquiom Financial LLC or another paying agent (such Person, together with any successor thereto that is appointed in accordance with the terms of the Paying Agent Agreement, the “Paying Agent”) reasonably acceptable to the Company for the purpose of distributing the Merger Consideration as provided in this Agreement and certain other amounts as provided herein. At or prior to the Closing, Buyer shall deposit or cause to be deposited with the Paying Agent for the benefit of the Company Stockholders and the holders of the Company Warrants, cash constituting amount equal to (i) the Total Merger Consideration, minus (ii) the Option Closing Payout Amount, minus (iii) the Escrow Amount, minus (iv) the Representative Reserve Fund (the “Exchange Fund”).

(b)    Exchange Procedures.

(i)    Company Capital Stock.

(A)    No later than three (3) Business Days following the Closing, the Buyer shall cause the Paying Agent to mail to each Company Stockholder (other than the Closing Date Payees) entitled to receive a portion of the Merger Consideration at the Closing in respect of their shares of Company Capital Stock, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) in the form attached hereto as Exhibit F (each, a “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of each Certificate in exchange for the right to receive the Merger Consideration payable pursuant to Section 1.3 in respect of the shares of Company Capital Stock formerly represented by such Certificate. The Paying Agent shall promptly (but no later than three (3) Business Days following receipt of the documents referenced below) pay to each holder of Company Capital Stock immediately prior to the Effective Time who has properly surrendered a Certificate, other than in respect of Dissenting Shares, for cancellation to the Paying Agent, together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, and such other documentation as may be reasonably required by the Paying Agent, in exchange therefor, the Merger Consideration payable at the Closing pursuant to Section 1.3. The Paying

Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If, after the Effective Time, Certificates, other than in respect of Dissenting Shares, are presented to the Surviving Corporation, the Buyer or the Paying Agent, the Certificates shall be canceled and exchanged for the Merger Consideration provided for in Section 1.3 in accordance with the procedures set forth in this Section 1.9(b)(i). Any payment to be made by the Paying Agent to any Person pursuant to this Section 1.9(b)(i) shall be made by wire transfer of immediately available funds to the account designated by such Person in the Letter of Transmittal delivered with such Certificate.

(B)    Notwithstanding anything to the contrary contained herein, with respect to the Closing Date Payees, Buyer shall (A) cause a Letter of Transmittal to be delivered to each Closing Date Payee not less than five (5) Business Days prior to the Closing Date and (B) subject to the Paying Agent’s receipt from a Closing Date Payee of all of the required documentation using the same requirements and processes as set forth in Section 1.9(b)(i)(A) at least three (3) Business Day prior to the Closing Date, cause the Paying Agent to pay the portion of the Merger Consideration payable in connection with the Closing to such Closing Date Payee in accordance with the Closing Payment Schedule and this Agreement on the Closing Date.

(ii)    Company Options. The Buyer or the Surviving Corporation shall pay, or cause the Paying Agent to pay, to each holder of a Company Option, in exchange therefor, the portion of the Total Merger Consideration to which they are entitled at Closing pursuant to Section 1.4(a). Any cash payment to be made by the Buyer or the Surviving Corporation to any Person who is, or at the relevant time, was an employee of the Company pursuant to this Section 1.9(b)(ii) shall be made via a specially scheduled payroll of the Surviving Corporation to be completed not less than three (3) Business Days following the Closing. Any cash payment to be made by the Buyer or the Surviving Corporation to any Person who is and was not an employee of the Company for employment Tax purposes of the Company pursuant to this Section 1.9(b)(ii) shall be made by the Buyer or the Surviving Corporation through the applicable accounts payable promptly (and in no event later than three (3) Business Days) following the Closing.

(iii)    Company Warrants. The Paying Agent shall pay to each holder of a Company Warrant, in exchange therefor, the portion of the Total Merger Consideration to which they are entitled at the Closing pursuant to Section 1.4(b). Any payment to be made by the Paying Agent to any Person pursuant to this Section 1.9(b)(iii) shall be made by wire transfer of immediately available funds to the account designated by such Person promptly (and in no event later than three (3) Business Days) following the Closing.

(c)    Any portion of the Exchange Fund which remains undistributed twenty-four (24) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any Company Equityholders who have not exchanged shares of Company Capital Stock in accordance with this Section 1.9(b)(i) or Company Options in accordance with Section 1.9(b)(ii) or Company Warrants in accordance with Section 1.9(b)(iii) prior to that time shall thereafter look only to the Surviving Corporation and/or Buyer, as general creditors thereof, for payment of their claim for cash, without interest, to which such holders may be entitled subject to any applicable abandoned property, escheat or similar Laws. If the requisite documents required pursuant to Section 1.9(b) have not been surrendered immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity, any such portion of the Exchange Fund remaining unclaimed by the Company Equityholders immediately prior to such time shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. To the extent permitted by applicable Law, none of the Buyer, Merger Sub, the Company, the Surviving Corporation, Paying Agent or the Escrow Agent shall be liable to any Company Equityholder with respect to any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.10    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a Company Stockholder who did not consent to or vote in favor of the Merger who otherwise complies with the requirements of Section 262 of the DGCL (such share being a “Dissenting Share,” and such Company Stockholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the Merger Consideration to which the holder of such share would be entitled pursuant to Section 1.3 but rather shall be converted into the right to receive such amount as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon cease to constitute Dissenting Shares and each such shares thereafter shall be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration referred to in Section 1.3, pursuant to the exchange procedures set forth in Section 1.9. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Buyer (a) notice of any demand for payment of the fair value of any shares of Company Capital Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s appraisal rights and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the Buyer.

Section 1.11    Withholding Obligations. Each of the Buyer, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to any provision of this Agreement (or any other document referred to herein) to any Person such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. To the extent that amounts are so withheld by the Buyer, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, as the case may be, and paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement (and each other document referred to herein) as having been paid to the Persons in respect of which such deduction and withholding was made. The Buyer, Merger Sub, the Company, the Surviving Corporation, the Escrow Agent, and the Paying Agent shall also have the right to collect IRS Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be applicable, from such Persons. For the avoidance of doubt, to the extent any amounts are required to be so withheld from any distributions from the Escrow Fund, such amounts required to be withheld may be distributed to the Buyer (or an entity designated by the Buyer) to enable the Buyer (or any such designated entity) to comply with its withholding obligations (including, without limitation, any obligations of the Company or the Surviving Corporation).

Section 1.12    Certificate of Incorporation and Bylaws.

(a)    The Company Charter shall be amended and restated in the Merger to read in its entirety as set forth in Exhibit H hereto (the “Certificate of Incorporation”) and as so amended shall be the Certificate of Incorporation of Surviving Corporation, until thereafter amended.

(b)    The bylaws of the Surviving Corporation (the “Bylaws”) immediately following the Effective Time shall be amended and restated to be the same as the Bylaws of Merger Sub immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 1.13    Directors and Officers of the Surviving Corporation.

(a)    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with applicable Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b)    The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with applicable Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Section 2.1    Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business under the Laws of each jurisdiction listed on Section 2.1 of the Disclosure Schedule. The Company is qualified to do business as a foreign corporation under the laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite power and authority to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of the Company Charter and bylaws, each as amended to date and in effect (collectively, the “Organizational Documents”). The Company is not and has never been in default under or in violation of any provision of the Organizational Documents. Except as set forth on Section 2.1 of the Disclosure Schedule, neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

Section 2.2    Capitalization.

(a)    The authorized share capital of the Company consists of (i) 115,000,000 shares of Company Common Stock, 57,337,193 of which are issued and outstanding; (ii) 18,138,133 shares of Series A Preferred Stock, 18,138,133 of which are issued and outstanding; (iii) 217,562 shares of Series A-1 Preferred Stock, 217,562 of which are issued and outstanding; (iv) 3,264,276 shares of Series A-2 Stock, 3,264,276 of which are issued and outstanding; and (v) 1,958,565 shares of Series A-3 Preferred Stock, 1,958,565 of which are issued and outstanding. Section 2.2(a) of the Disclosure Schedule sets forth the name and address of record of each Company Stockholder and the number and type of shares of Company Capital Stock owned beneficially and of record by each Company Stockholder.

(b)    The only stock option plan or other stock or equity-related incentive plan of the Company under which there are any unsatisfied liabilities is the Company Option Plan. Section 2.2(b) of the Disclosure Schedule sets forth as of the date hereof each outstanding option to purchase shares of Company Common Stock (a “Company Option”) and each warrant to purchase shares of Company Capital Stock (a “Company Warrant”), including the name of the holder thereof, the date of grant or issuance, the number of shares of Company Capital Stock subject to the Company Option or Company Warrant, the vesting schedule (including any provisions related to the acceleration of vesting), the status of any Company Option (incentive stock option or non-qualified stock option), the exercise price and, with respect to Company Options, the Company Option Plan under which the Company Option has been issued. Except as set forth on Section 2.2(b) of the Disclosure Schedule, there are not currently, and have never been, any outstanding options, warrants, instruments, rights (whether direct or indirect, and including conversion or preemptive rights, rights of first refusal, registration rights (including piggyback rights) or rights of first offer), proxy or shareholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition of any shares capital of the Company or any Subsidiary of the Company or any other equity securities in the Company or any Subsidiary of the Company. The Company is not a party or subject to any Contract, agreement or understanding and, to the Knowledge of the Company, there is no Contract, agreement or understanding between any other persons, (i) that affects or relates to the voting of any shares of Company Capital Stock, (ii) with respect to the issuance, sale or transfer of shares of Company Capital Stock, (iii) relating to the registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock, (iv) providing for phantom equity or similar rights with respect to shares of Company Capital Stock, or (v) requiring the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock.

(c)    All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with (A) the Organizational Documents, (B) all Contracts to which the Company was a party at the time of each such issuance, and (C) all applicable state and federal laws concerning the issuance of shares of Company Capital Stock.

(d)    No dividends or other distributions with respect to any shares of Company Capital Stock have ever been made or declared, and none have accrued.

Section 2.3    Authorization.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and, subject to receipt of the Requisite Stockholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Agreements and, subject to receipt of the Requisite Stockholder Approval, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.

(b)    This Agreement and all Ancillary Agreements have been or will be as of the Closing Date duly and validly executed and delivered by the Company and constitute or will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject, in the case of enforceability, to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equitable Remedies Exception”).

(c)    The Company’s Board of Directors has, by a unanimous vote, (i) determined that the Merger Agreement, the Merger and other transactions contemplated by this Agreement are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved, adopted and declared advisable this Agreement; and (iii) recommended the adoption of this Agreement by the Company Stockholders and directed that this Agreement and the Merger be submitted for consideration by the Company Stockholders in accordance with Section 5.7.

Section 2.4    Noncontravention. Except as set forth on Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement or any Ancillary Agreement, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the Transactions, will (a) conflict with or violate any provision of the Organizational Documents, each as amended or restated to date, (b) require on the part of the Company or any Company Stockholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of the assets of the Company are subject, (d) result in the imposition of any Security Interest upon any assets of the Company, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

Section 2.5    Subsidiaries. Section 2.5 of the Disclosure Schedule sets forth the subsidiaries of the Company (each a “Subsidiary”, and collectively the “Subsidiaries”). All of the Subsidiaries are wholly owned by the Company, duly organized, validly existing and in corporate good standing under the laws if the jurisdiction in which such Subsidiary is formed and are duly qualified to conduct business under the Laws of each jurisdiction listed on Section 2.5 of the Disclosure Schedule. Each of the Subsidiaries is qualified to do business as a foreign corporation under the laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of the certificate of incorporation and by-laws, each as amended to date and in effect, of each Subsidiary (collectively, the “Subsidiary Organizational Documents”). No Subsidiary is in default under or in violation of any provision of the Subsidiary Organizational Documents.

Section 2.6    Financial Statements.

(a)    Section 2.6 of the Disclosure Schedule sets forth the audited consolidated balance sheets of the Company as of December 31, 2016 and December 31, 2015, and the related consolidated statements of income, cash flows, and changes in shareholders’ equity for the fiscal years then ended, and the unaudited balance sheet of the Company and its Subsidiaries as of December 31, 2017 (the “Most Recent Balance Sheet Date”), and the related consolidated statements of income, cash flows, and changes in shareholders’ equity for the fiscal year then ended (collectively, the “Company Financials”). The Company Financials are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and consistent with each other, except for the absence of footnotes in the case of the unaudited Company Financials. The Company Financials fairly present, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financials, to normal year-end adjustments, which are not material in amount or nature. The Company’s revenue recognition policy is consistent with GAAP.

(b)    The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c)    Neither the Company nor, to the Company’s Knowledge, any officer, director, employee, auditor, accountant, legal counsel, or representative of the Company has (i) received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the integrity of the Company Financials, or (ii) provided or threatened to provide information to any Governmental Entity regarding the commission of any crime or the violation of any Law applicable to the Company, any of the Subsidiaries or any part of their respective operations. To the Company’s Knowledge, there have been no instances of Fraud by or within the Company during any period covered by the Company Financials.

Section 2.7    Absence of Certain Changes. Except as set forth on Section 2.7 of the Disclosure Schedule since the Most Recent Balance Sheet Date there has not been, occurred or arisen any:

(a)    transaction by the Company, except in the Ordinary Course of Business and in an amount not in excess of $25,000 individually or $50,000 in the aggregate for any series of related transactions;

(b)    amendments or changes to the Organizational Documents;

(c)    (i) declaration, setting aside, establishing a record date for, payment, or distribution of any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) to the stockholders of the Company or (ii) distribution, or issuance or authorization of the issuance of any securities of the Company or any rights in respect of, in lieu of or in substitution for, any of the forgoing;

(d)    capital expenditure or capital commitment by the Company or any of the Subsidiaries in any amount in excess of $25,000 individually or $50,000 in the aggregate;

(e)    payment, discharge or satisfaction, in any amount in excess of $25,000 in any individual case or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of the Subsidiaries), other than payments, discharges or satisfactions in the Ordinary Course of Business or reserved against in the Most Recent Balance Sheet;

(f)    (i) failure to pay accounts payable when due or any delay in payment thereof or any renegotiation thereof, (ii) request by the Company to accelerate the payment of any accounts receivable or (iii) change to or deviation from the Company’s cash management practices, in each case except in the Ordinary Course of Business;

(g)    destruction of, damage to or loss of any material assets of (whether or not covered by insurance), or termination or suspension of (A) any material business or (B) any customer of the Company or any of the Subsidiaries that has purchased products or services of the Company in an aggregate amount of at least $100,000;

(h)    pending or threatened work stoppage, labor strike or other labor trouble, or any action, suit, claim, demand, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(i)    change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company, or revaluation by the Company or any of the Subsidiaries of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except in the Ordinary Course of Business;

(j)    new, change in, or revocation of any, Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of material Taxes, filing of any amended Tax Return, entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(k)    (i) increase in the salary or other compensation (of any type or form) payable or to become payable by the Company or any of its Subsidiaries to any of their respective employees, consultants, contractors, or advisors with an annual base wage of more than $100,000, (ii) modification or termination of any Company Benefit Plan or entry into any plan, agreement or arrangement that constitutes a Company Benefit Plan (including under any profit sharing, management by objectives, incentive, gain-sharing, competency or performance plan), or modification or waiver of any of the terms or conditions thereof or the performance or other criteria or condition to payment or earning of any compensation or benefits other than as required by applicable Law, (iii) declaration, payment, commitment, approval of, or undertaking of an obligation of any other kind for the payment by the Company or any of its Subsidiaries of a bonus, commission, severance or termination payments or benefits or other additional compensation or employee benefits to any Person with an annual base wage rate of more than $100,000, or (iv) acceleration of vesting or exercisability of any Company Options other than as required under existing terms and conditions of the applicable plan or agreement;

(l)    entering into of any material agreement by the Company, or any termination, extension, amendment or modification of any material agreement by the Company, or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the Ordinary Course of Business or involving amounts not greater than $25,000 in any individual case or $50,000 in the aggregate;

(m)    sale, lease, license, abandonment, dedication to the public or other disposition of any of the material assets or properties of the Company (including any Company

Intellectual Property but excluding non-exclusive licenses of Company Intellectual Property granted by the Company to its customers in the Ordinary Course of Business), or creation of any Security Interest in such assets or properties other than in the Ordinary Course of Business consistent with past practices;

(n)    loan by the Company to any Person, incurrence by the Company of any Indebtedness, except for advances to employees for travel and business expenses in the Ordinary Course of Business;

(o)    waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the Ordinary Course of Business or involving amounts less than $25,000 in any individual case or $50,000 in the aggregate;

(p)    commencement or threat of commencement of any Legal Proceeding against or investigation of the Company or its affairs, or commencement of any Legal Proceeding by the Company, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same), except with respect to Legal Proceedings involving amounts less than $25,000 in any individual case or $50,000 in the aggregate;

(q)    purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment, covenant not to sue or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person (other than off the shelf shrink wrap, click through or similar licenses for commercially available software (excluding open source software licenses), in each case with no recurring license fee);

(r)    entering into any Contract, or modification to any Contract, pursuant to which any Person was granted marketing, distribution, development, or similar rights of any type or scope with respect to any Customer Offering or Contemplated Customer Offering, other than in the Ordinary Course of Business;

(s)    event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably could be expected to have a Company Material Adverse Effect;

(t)    entering into or terminating, amending or modifying any collective bargaining agreement or other labor union Contract; or

(u)    agreement by the Company, or any of its Agents, to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with the Buyer and its representatives regarding the Transactions).

Section 2.8    Undisclosed Liabilities, Payables, and Receivables.

(a)    The Company does not have any Liability, except for (i) Liabilities shown on the Most Recent Balance Sheet and (ii) Liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the Liabilities that arose during the comparable period of time in the immediately preceding fiscal period and not material in amount either individually or in the aggregate.

(b)    Section 2.8(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all accounts payable of the Company as of the date of this Agreement and the aging thereof, except amounts not greater than $25,000 in any individual case or $50,000 in the aggregate, and (ii) any customer deposits or other deposits held by the Company as of the date of this Agreement, except amounts not greater than $25,000 in any individual case or $50,000 in the aggregate. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company or any of the Subsidiaries, and the Company has not delayed or otherwise deferred the payment of any such obligations or accounts payable.

(c)    The Company has not at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of any material assets or an material portion of its assets; or (iv) admitted in writing its inability to pay its debts as they become due.

(d)    Section 2.8(d) of the Disclosure Schedule sets forth a complete and accurate list of the accounts receivable of the Company as of the date hereof, showing the aging thereof. All such accounts receivable (i) represent bona fide transactions that arose in the Ordinary Course of Business (ii) are valid receivables subject to no setoffs or counterclaims and (iii) to the Company’s Knowledge, are collectible (within ninety (90) days after the date on which it first became due and payable), net of a reserve for bad debts related to such accounts receivable in an amount consistent with past practices and proportionate to the reserve shown on the Most Recent Balance Sheet. The Company has not received any written notice from an account debtor stating that, nor has the Company any reason to believe that, any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor or that such account debtor does not intend to pay such account receivable. The Company has not taken any actions to accelerate the collection of any accounts receivable, whether by granting any discount or other concession or otherwise.

Section 2.9    Indebtedness. Except for Indebtedness reflected on the Most Recent Balance Sheet, the Company does not have any Indebtedness outstanding at the date of this Agreement, and the Company shall not have any Indebtedness outstanding at the Closing. The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor is there any Circumstance which, with the passage of time or giving of notice, or both, would result in a default with respect to any Indebtedness, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance or transfer of any securities by the Company or the operation of the Company’s business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been furnished to the Buyer.

Section 2.10    Tax Matters.

(a)    The Company has properly filed with the appropriate Governmental Entity on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true,

correct and complete in all material respects. The Company is not and has never been a member of a group of corporations (other than the group which has the Company as its parent) with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable by it, whether or not shown on any Tax Return. The unpaid Taxes of the Company as of the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet. Since the Most Recent Balance Sheet Date, the Company has not incurred any liability for Taxes outside of the Ordinary Course of Business. The Company does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation (other than pursuant to any Commercial Tax Agreement), or otherwise for any Taxes of any Person other than the Company. The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely and properly paid to the appropriate Governmental Entity, and the Company has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party.

(b)    Except as set forth on Section 2.10(b) of the Disclosure Schedule, the Company has delivered to the Buyer (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, audit or examination reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents, submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other documents with or from any Governmental Entity relating to Tax incentives of the Company. No examination or audit of any Tax Return of the Company by any Governmental Entity is, to the Knowledge of the Company, currently in progress or, to the Knowledge of the Company, threatened or contemplated. No issues relating to Taxes of the Company were raised in any completed audit or examination that could reasonably be expected to result in a material amount of Taxes in a later taxable period. There are no matters under discussion with any Governmental Entity, or Known to the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. To the Knowledge of the Company, no deficiencies for Taxes of the Company have been claimed, proposed or assessed by any Governmental Entity. The Company has not been informed by any jurisdiction in which the Company did not file a Tax Return that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or is or may be subject to Tax in such jurisdiction. The Company has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with respect to Taxes with any Governmental Entity.

(c)    There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or of corresponding foreign, state or local Tax Laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting, an impermissible method of accounting, or as a result of the consummation of the transactions contemplated by this Agreement.

(d)    The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e)    The Company has never distributed to its shareholders or security holders stock or shares of a controlled corporation, nor has stock or shares of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f)    The Company (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has never been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Tax Law), and (iii) has never been a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code. The prices and terms for the provision of any property or services by or to the Company are arm’s length for purposes of any relevant transfer pricing laws, and related documentation required by such laws has been timely prepared or obtained and retained.

(g)    Section 2.10(g) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files or has filed a Tax Return or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction. Section 2.10(g) of the Disclosure Schedule lists all Tax Returns (and their respective due dates without regard to extensions) filed by the Company in past periods that the Company expects will be required to be filed for periods beginning before the Closing Date that will not be filed on or before the Closing Date.

(h)    The Company has not engaged in a trade or business or, had a permanent establishment (within the meaning of any applicable Tax treaty) in any country other than the United States.

(i)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date or (v) any deemed repatriation of foreign earnings earned prior to the Closing Date.

(j)    There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable. The Company does not own an interest in real property in any jurisdiction (i) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement or (ii) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in such real property.

(k)    No holder of shares holds any shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(l)    The Company has never engaged in any transaction that is a “reportable transaction” or “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Tax Law. The Company has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(m)    None of the Subsidiaries is a “specified foreign corporation” within the meaning of Section 965(e) of the Code but excluding any “controlled foreign corporations” (within the meaning of Section 965(e)(1)(A) of the Code) included in the Company’s previously filed Tax Returns. Based upon its current net operating loss position and the earnings and profits deficits in certain of its foreign Subsidiaries, the Company does not anticipate that it will be subject to United States federal income tax on the deferred foreign income of any Subsidiary as a result of the operation of Section 965(a) of the Code.

(n)    Except for the representations in Section 2.20, the representations and warranties made in this Section 2.10 are the sole representations and warranties of the Company with respect to Taxes hereunder. Except for the representations in paragraphs (a), (c), (i), (j) and (l), the representations in this Section 2.10 cannot be relied upon with respect to Taxes attributable to any periods or portions thereof after the Closing Date. The Company makes no representation under this Agreement regarding the amount, value or availability or benefit of any Tax Asset.

For the purposes of this Section 2.10, the term “Company” shall include the Company and any Subsidiaries of the Company.

Section 2.11    Assets. The Company is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, which tangible assets are reflected in the Company Financials (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

Section 2.12    Owned Real Property. The Company does not own, and has never owned, any real property.

Section 2.13    Real Property Leases. Section 2.13 of the Disclosure Schedule lists all Leases and lists the term of such Lease, the name of the lessor, the date of the Lease and any amendments thereto, and the rent payable, maintenance and the like charges paid thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases (including all modifications, consents, waivers, side letters and guarantees thereto). With respect to each Lease:

(a)    such Lease is legal, valid, binding, enforceable against each party thereto in accordance with its respective terms and is in full force and effect, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception;

(b)    there does not exist under any such Lease any default by the Company or, to the Company’s Knowledge, by any other Person, or any event or fact that, with or without notice or lapse of time or both, would constitute a material default by the Company or, to the Company’s Knowledge, by any other Person;

(c)    no notice or agreement to terminate such Lease has been served on the Company, or entered into by any Person with respect thereto, and there are no matters or restrictions affecting the Leases or the properties and facilities leased thereunder that would reasonably be expected to interfere to any material extent with the continued use and occupancy by the Company of such properties and facilities; and

(d)    the Company is the holder of the tenant’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder. Neither the Company nor any Person acting on the Company’s behalf has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed at the termination of the applicable Lease term.

Section 2.14    Intellectual Property.

(a)    Section 2.14(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable, and all material unregistered Trademarks. All assignments of Company Registrations to the Company have been properly executed and recorded. All Company Registrations are valid, subsisting and enforceable, are currently in compliance with all formal legal requirements necessary to record and perfect the Company’s rights therein, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. All Internal Systems that are material to the business of the Company are listed and described in Schedule 2.14(a) of the Disclosure Schedule.

(b)    The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign office with respect to all applications for Company Registrations filed by or on behalf of the Company and has made no material misrepresentation in such applications. There are no Circumstances that preclude the

Company from having clear, sole and exclusive title to the Company Registrations or affecting the enforceability of any Company Registrations. The Company has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(c)    The Company Owned Intellectual Property, and to the Knowledge of the Company, the Company Licensed Intellectual Property, are not subject to any outstanding Order or agreement impairing, restricting or otherwise adversely affecting the Company’s Exploitation thereof or rights thereto, or that would impair the validity or enforceability thereof. There is no Legal Proceeding pending, asserted or, to the Company’s Knowledge, threatened (i) against the Company concerning any Company Owned Intellectual Property or, to the Company’s Knowledge, the ownership, validity, registerability, enforceability or Exploitation of any Company Licensed Intellectual Property included in any Customer Offering or any Contemplated Customer Offering, or (ii) contesting, challenging or seeking to deny or restrict the ownership, validity, registerability or enforceability of, or the Company’s right to Exploit, any Company Owned Intellectual Property. The Company Owned Intellectual Property is valid and enforceable.

(d)    Each item of Company Intellectual Property will be owned or available for use by the Buyer or a Subsidiary of the Buyer following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company is the sole and exclusive owner of all right, title and interest in the Company Owned Intellectual Property, free and clear of any third party rights or Security Interests, other than non-exclusive licenses in the Company Owned Intellectual Property granted by the Company to customers in the Ordinary Course of Business pursuant to the Company’s standard form of customer agreement. The Company has a valid license to use the Company Licensed Intellectual Property and all other Company Intellectual Property used or held for use by the Company (other than Company Owned Intellectual Property) in connection with the operation of the business of the Company as currently conducted by the Company. The Company Intellectual Property constitutes all Intellectual Property used or held for use or necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Company, (ii) to Exploit the Internal Systems as they are currently used, and (iii) otherwise to conduct Company business in the manner currently conducted, with the understanding that (i), (ii) and (iii) are, with respect to the Exploitation of the Contemplated Company Offerings and to patents, made solely as to the Company’s Knowledge. A true and complete list of all Customer Offerings and the Contemplated Customer Offerings is set forth in Section 2.14(d) of the Disclosure Schedule.

(e)    The Company has taken necessary measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part of the Company Intellectual Property.

(f)    None of the Customer Offerings or, to the Knowledge of the Company, the Contemplated Customer Offerings, or the Exploitation thereof by the Company, or the conduct of the business of the Company, or any other past or present activity of the Company, infringes or violates, or constitutes a misappropriation of, or has infringed or violated or constituted a misappropriation of, any Intellectual Property rights of any third party. Section 2.14(f) of the Disclosure Schedule lists all written complaints, claims, requests, demands, notices or threats received by the Company from any Person (including any past or present customer, distributor, reseller, user, licensee or any other third party): (i) of any of the foregoing (including any notification that a license under any patent is or may be required), (ii) challenging the validity, enforceability, effectiveness, use or ownership by the Company of any Company Intellectual Property, (iii) to the effect that the use, reproduction, modification, manufacture, distribution, marketing, licensing, sublicensing, sale, Exploitation or any other exercise of rights in any Company Intellectual Property and/or any Customer Offerings or Contemplated Customer Offerings by the Company, or by any past or present customer, distributor, reseller, user or licensee of the Company, infringes or misappropriates any Intellectual Property or other proprietary or personal right of any Person, or (iv) requesting or demanding indemnification or defense related to any of the foregoing; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(g)    To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property that is exclusively licensed to the Company. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is exclusively licensed to the Company.

(h)    Section 2.14(h) of the Disclosure Schedule identifies each Contract pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Owned Intellectual Property (other than for purposes of disclosure only, non-exclusive licenses granted to end user customers by the Company in the Ordinary Course of Business on the Company’s standard form of customer agreement provided to the Buyer without modification) or Intellectual Property developed by the Company for any Person. Except as described in Section 2.14(h) of the Disclosure Schedule, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings, Contemplated Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 2.14(h) of the Disclosure Schedule, the Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person. No university, military, educational institution, research center, Governmental Entity, or other organization (each, a “R&D Sponsor”) has sponsored research or development conducted in connection with the business of the Company, or has any claim of right to, ownership of or other Security Interest in any Company Owned Intellectual Property. To the Company’s Knowledge, no research or development conducted in connection with the business of the Company or in connection with the Company Owned Intellectual Property (including the invention, research, development, conception, reduction to practice) was performed by a graduate student or employee or any other Person, which was also employed by, engaged by, or a member of any R&D Sponsor, and/or any other third party, during or following such third party studentship, employment, engagement or membership, or in such other manner which creates a basis for any claim of right to, ownership of or other Security Interest of the R&D Sponsor or other third party in any Company Owned Intellectual Property.

(i)    Section 2.14(i) of the Disclosure Schedule identifies (i) each Contract, license or agreement pursuant to which the Company Exploits any Company Licensed Intellectual Property (including any option for any of the foregoing but excluding currently-available, binary code off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company on a non-exclusive basis pursuant to “shrink wrap” licenses, the total fees associated with which are less than $25,000 per license per year) and (ii) each Contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property (including any option for any of the foregoing).

(j)    The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any Person, except pursuant to the agreements listed in Section 2.14(j) of the Disclosure Schedule, and the Company has taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No Circumstance has occurred or exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its escrow agent(s) or any other Person to any third party.

(k)    Open Source.

(i)    Section 2.14(k)(i) of the Disclosure Schedule lists all Open Source Materials that the Company has incorporated into, combined or linked with, distributed with, or otherwise used in connection with any Customer Offerings or Contemplated Customer Offerings (which, for the avoidance of doubt, include the Company’s software-as-a-service products, services and solutions) and describes the manner in which such Open Source Materials have been integrated and whether and how the Open Source Materials have been modified and/or distributed by the Company.

(ii)    Except as set forth on Section 2.14(k)(ii) of the Disclosure Schedule, the Company has not ever (A) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Customer Offerings or Contemplated Customer Offerings (which, for the avoidance of doubt, include the Company’s software-as-a-service products, services and solutions); (B) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (C) used Open Source Materials that (I) create, or purport to create, obligations for the Company with respect to the Customer Offerings or the Contemplated Customer Offerings, or (II) grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights, or (III) require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, linked with, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge.

(l)    All of the Company Owned Intellectual Property, including all such Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or, Contemplated Customer Offerings have been invented, designed, developed, reduced to practice, authored, tested and debugged by employees of the Company during and within the scope of their employment or by independent contractors of the Company. Each current and former employee of the Company and each current and former independent contractor of the Company has executed a valid, binding and enforceable written agreement, in a form provided to the Buyer, expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice, by employees within the scope of their employment, or by independent contractors within the scope of the engagement with the Company, and all Intellectual Property rights therein, and waiving all moral rights therein to the extent legally permissible and have no residual claim thereto. No such employee or independent contractor has ever excluded any invention or other Intellectual Property from any such written agreement. All amounts payable, whether under Contract or applicable Law, by the Company to all current and former employees and current and former independent contractors involved in the invention, design, development, reduction to practice, authorship, of any of the Company Owned Intellectual Property have been paid in full.

(m)    All rights in, to and under all Company Owned Intellectual Property which have been invented, designed, developed, reduced to practice, authored, by any current and/or former employee or, director of the Company for or on behalf of the Company or in contemplation of the Company prior to the inception of the Company or prior to their commencement of employment with the Company, have been duly assigned to the Company under written Assignment of Inventions Agreements. To the Company’s Knowledge, no current or former employee, director or independent contractor of the Company has been or is in material violation of applicable Law or any term or covenant of a Contract (including patent disclosure agreement, invention assignment agreement, nondisclosure agreement, or noncompetition agreement) by virtue of the engagement of said current or former employee, director or independent contractor with the Company.

(n)    The Customer Offerings are, in all material respects, free from defects in design, workmanship and materials and conform in all material respects, to the written Documentation therefor. To the Company’s Knowledge the Customer Offerings, Contemplated Customer Offerings and Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. None of the Customer Offerings have been discovered by the Company to contain any such malicious code in the past three (3) years. The Company has not received any written warranty claims, contractual terminations or requests for settlement or refund where the stated reason for the written claim, termination or request was due to the failure of the Customer Offerings to conform with the Documentation or otherwise to satisfy end user needs or for harm or damage to any Person except as set forth in Section 2.14(n) of the Disclosure Schedule.

(o)    The execution, delivery and performance of this Agreement and the Ancillary Agreements and the performance of any transactions contemplated by this Agreement and the

Ancillary Agreements will not (i) result in the loss, impairment or termination of any Company Intellectual Property, or (ii) cause the creation of any lien or encumbrance upon any of the Company Intellectual Property; or (iii) cause the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person, or any grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property.

(p)    A privacy policy regarding the Company’s collection, storage, use and distribution of the Personal Information of visitors to the Company’s websites and users of the Customer Offerings, is and has been posted and accessible to individuals at all relevant times on each Company website and/or through the Customer Offerings and all such posted policies are, in all material respects, accurate and have not contained any omissions of the Company’s privacy practices or practices concerning the collection, use, storage, transfer, registration and disclosure of Personal Information. The Company is in and has been in compliance in all material respects with its stated privacy policies and with all Laws concerning or relating to the collection, use, storage, transfer, registration and disclosure of Personal Information. Neither this Agreement nor the Ancillary Agreements, nor the Transactions will violate any of the Company’s applicable privacy policies or any Laws concerning or relating to the collection, use, storage, transfer, registration and disclosure of Personal Information. To the Company’s Knowledge, there has been no unauthorized access to or other misuse of any Personal Information collected or otherwise obtained by the Company. There has been no unlawful disclosure by the Company or, to the Company’s Knowledge, by any other Person to whom the Company has provided any Personal Information, of electronic communications or Personal Information collected or otherwise obtained by the Company to any third party, including any Governmental Entity. Copies of all current and prior internal and public-facing privacy policies of the Company and such policies corresponding dates of publication, have been made available to the Buyer.

(q)    The Company has implemented and maintains reasonable and appropriate disaster recovery and security plans, procedures and facilities, consistent with applicable Law and industry practices of companies offering similar services to preserve the availability, security, and integrity of the Company’s Internal Systems, and the data and information stored thereon, including without limitation data maintained on behalf of customers or users in connection with the Company’s password and data management services. To the Company’s Knowledge, there has been no breach of security or unauthorized access by third parties to (i) the Company’s Internal Systems, (ii) the Company’s trade secrets, (iii) the Company’s user data, or (iv) any Personal Information or login credentials collected, held, or otherwise managed by or on behalf of the Company.

(r)    There is no claim, audit, investigation or Legal Proceeding of any nature pending or, to the Company’s Knowledge, threatened by the Company or against the Company or any of its properties or assets (including Company Intellectual Property), nor, to the Company’s Knowledge, is there any reasonable basis therefor, in each case relating to (i) any actual or alleged violation of the Company’s current or former privacy policies or any Person’s privacy, personal, or confidentiality rights thereunder, or (ii) any actual or alleged violation of any Laws relating to the Company’s collection, storage, use and distribution of the Personal Information of visitors to the Company’s websites and users of the Customer Offerings. The Company has not received any written notice from any Governmental Entity asserting any violation of, or indicating an intention to commence any Legal Proceeding (including any investigation) with respect to any Laws (or any actual or alleged violation thereof) relating to the Company’s collection, storage, use, transfer and distribution of the Personal Information of visitors to the Company’s websites and users of the Customer Offerings.

Section 2.15    Contracts.

(a)    Section 2.15(a) of the Disclosure Schedule lists the following agreements (each a “Material Contract”) to which the Company is a party:

(i)    any Contract (or group of related Contracts) for the lease of real or personal property from or to third parties;

(ii)    any Contract (or group of related Contracts) (A) for the purchase or sale of products or for the furnishing or receipt of services, other than Contracts entered into in the Ordinary Course of Business, or (B) in which the Company has granted “most favored nation” provisions or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)    any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)    any Contract (or group of related Contracts) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)    any Contract for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any Contract for the acquisition of material assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)    any Contract containing confidentiality, noncompetition or non-solicitation provisions (other than (A) confidentiality agreements with customers set forth in the Company’s or its customers’ standard terms and conditions of sale or copies of which have previously been delivered to the Buyer, (B) confidentiality agreements entered into in the Ordinary Course of Business on commercially reasonable terms, or (C) agreements between the Company and its employees on the Company’s standard form of confidentiality and non-competition agreements or the Company’s standard form of Assignment of Inventions Agreement, copies of which forms have previously been delivered to the Buyer);

(vii)    any employment Contract, consulting Contract, severance Contract (or Contract that includes provisions for the payment of severance or notice in lieu thereof) or Contract providing for any transaction, retention, change in control or similar payments or benefits;

(viii)    any collective bargaining agreement or other labor union Contract;

(ix)    any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled);

(x)    any agency, distributor, sales representative, franchise or similar Contracts to which the Company is a party or by which the Company is bound (other than Contracts with billed revenue less than $50,000 per year);

(xi)    any Contract with any current or former officer or director of the Company, or any Affiliate thereof (other than a Contract involving less than $10,000 per year);

(xii)    any Contract under which the consequences of a default or termination would reasonably be expected to (A) result in the acceleration of a material payment or a material early termination fee, or (B) have a Company Material Adverse Effect;

(xiii)    any Contract which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business pursuant to the Company’s standard form of purchase order or service order), including any such indemnity covering Damages arising in connection with a security breach or unauthorized disclosure of confidential information or Personal Information;

(xiv)    any Contract (including any statement of work) containing restrictive covenants as to territorial limitations, exclusivity, or non-competition that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or the Buyer or any of its Subsidiaries as currently conducted and as currently proposed to be conducted;

(xv)    any Contract listed in Section 2.14(h) (including any Contract not required to be listed in Section 2.14(h)), Section 2.14(i), Section 2.14(j), and Section 2.14(k) of the Disclosure Schedule; and

(xvi)    any other Contract (or group of related Contracts) not otherwise disclosed in response to the above clauses in this Section 2.15(a) either (A) involving more than $150,000 within 2016 or 2017, or (B) not entered into in the Ordinary Course of Business.

(b)    The Company has delivered to the Buyer a complete and accurate copy of each Material Contract (as amended to date). With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company, and, to the Company’s Knowledge, against each other party thereto, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception; (ii) except as set forth on Section 2.15(b) of the Disclosure Schedule, each Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception; and (iii) neither the

Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Material Contract in any material respect, and no Circumstance has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or, to the Knowledge of the Company, any other party under such Material Contract.

(c)    The Company is not a party to any oral Contract or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15(a) of the Disclosure Schedule.

Section 2.16    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

Section 2.17    Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. No claim under any such policy has been made as to which coverage has been questioned, denied or disputed in writing by the underwriter of such policy. All premiums due and payable under all such policies have been paid (except such premium payments as are due and payable periodically on future dates in accordance with the terms of any applicable policy), the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception. Section 2.17 of the Disclosure Schedule identifies all pending or open claims asserted by the Company pursuant to any insurance policy and describes the nature and status of each such claim.

Section 2.18    Litigation. Except as set forth on Section 2.18 of the Disclosure Schedule there is no Legal Proceeding of any nature pending or, to the Company’s knowledge, threatened, against the Company or any of its properties or assets (including Company Intellectual Property) or, to the Company’s knowledge, any of the Key Employees or its other employees, nor, to the Company’s Knowledge, is there any reasonable basis therefor or any threats, claims or allegations that could reasonably be expected to result in any material Legal Proceeding. Neither the Company nor its properties (including Company Intellectual Property), is subject to any Order. To the Knowledge of the Company, none of the Key Employees or the Company’s other employees, officers, or directors is subject to any Order that could reasonably be expected to impair materially such Person’s ability to perform such Person’s duties to the Company.

Section 2.19    Employees.

(a)    Section 2.19(a) of the Disclosure Schedule contains a list as of the date hereof of all employees of the Company and its Subsidiaries, along with the position, work location, scope of employment (i.e. full- or part-time), overtime payment, overtime classification (i.e. exempt or non-exempt), immigration status, date of hire, estimated or target annual incentive compensation and annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave). Section 2.19(a) of the Disclosure Schedule lists all employees of the Company or its Subsidiaries who perform services for the Company or its Subsidiaries outside of the United States. Section 2.19(a) of the Disclosure Schedule sets forth the policy of the Company and its Subsidiaries with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of January 31, 2018. Neither the Company nor its Subsidiaries has made any promises or commitments to any of its employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits.

(b)    Each current and former employee of the Company and its Subsidiaries has entered into the Company’s standard form of confidentiality and non-competition agreements and the Company’s standard form of Assignment of Inventions Agreement, copies of which forms have previously been delivered to the Buyer. To the Knowledge of the Company, no employee or former employee of the Company or its Subsidiaries is in violation of any term of any employment or service agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or its Subsidiaries or to the use of trade secrets or proprietary information of others. Except as set forth on Section 2.19(b) of the Disclosure Schedule, no employee of the Company or its Subsidiaries has given notice to the Company or its Subsidiaries, nor does the Company or its Subsidiaries otherwise have Knowledge, that any such employee intends to terminate his or her employment. The employment of each of the employees of the Company and its Subsidiaries is “at will”, and none of the Company nor any of its Subsidiaries have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees.

(c)    The Company and its Subsidiaries are and, at all times during the past three (3) years, have been in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and are not, and have not at any time during the past three (3) years been, engaged in any unfair labor practice. The Company and its Subsidiaries have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. There are no pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. The Company and its Subsidiaries have no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or would reasonably be expected to result in any Legal Proceeding. The Company and its Subsidiaries have no obligation to re-instate any former employees or independent contractors.

(d)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with a labor union or other employee representative organization, nor has it experienced any actual or threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(e)    Neither the Company, nor any director, officer or other Key Employee of the Company, or any Subsidiaries or any Affiliate of any of the foregoing, has any existing contractual relationship with the Company or its Subsidiaries other than as expressly set forth on Section 2.19(e) of the Disclosure Schedule or owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and its Subsidiaries.

(f)    Section 2.19(f) of the Disclosure Schedule contains a list of all independent contractors engaged by the Company and its Subsidiaries as of the date hereof, along with the position, date of engagement, jurisdiction and location in which each such Person provides services to the Company and its Subsidiaries, and rate of remuneration for each such Person. Section 2.19(f) of the Disclosure Schedule lists each Contract with the Company and its Subsidiaries entered into with all such independent contractors. In addition, each current and former independent contractor has entered into the Company’s standard form of confidentiality and non-competition agreement and the Company’s standard form of Assignment of Inventions Agreement, copies of which has previously been delivered to the Buyer. Except as set forth on Section 2.19(f) of the Disclosure Schedule, there are no independent contractors who have provided services to the Company for a period of six (6) consecutive months or longer.

(g)    Section 2.19(g) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and its Subsidiaries providing services in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date their work authorization is scheduled to expire. All other persons employed by the Company and its Subsidiaries in the United States are citizens or permanent residents of the United States.

(h)    In the three (3) years prior to the date of this Agreement, the Company and its Subsidiaries have not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or its Subsidiaries.

Section 2.20    Employee Benefits.

(a)    Section 2.20(a) of the Disclosure Schedule sets forth a correct and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, change of control, termination pay, redundancy pay, performance awards, bonus, incentive, share option, share purchase, stock bonus, restricted share, phantom share, share appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, pay and benefits relating to maternity, paternity or adoption leave, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association,” under Section 501(c)(9) of the Code (“VEBA”) and each “employee benefit plan” within the meaning of Section 3(3) the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”), in each case, (i) for active, retired or former employees, directors or consultants of the Company and its Subsidiaries, which is sponsored, maintained, contributed to by the Company or any of its Subsidiaries, or (ii) required to be contributed to or with respect to which any Liability is borne by the Company or any of its Subsidiaries (collectively, whether or not material, the “Company Benefit Plans”).

(b)    None of the Company or any of its Subsidiaries has made or is bound by any commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or applicable Law, and there has been no amendment to, or written interpretation or announcement by the Company or any its Subsidiaries regarding any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to that plan for the fiscal year ended December 31, 2017.

(c)    With respect to each Company Benefit Plan, the Company has made available to the Buyer correct and complete copies of (i) each Company Benefit Plan (or, if not written, a written summary of its terms), including all material plan documents, trust agreements, group annuity contracts, insurance policies or contracts, participant agreements, third-party administrator or administrative service agreements, summaries, summary plan descriptions, together with any summary of modifications, or other funding vehicles and all amendments and supplements thereto and any related notices, registration statements and prospectuses, and any material employee communications relating thereto, (ii) the most recent annual actuarial valuation (including relevant actuarial assumptions), if any, the most recent statement of plan assets and liabilities (or book reserves and any funding arrangements made with respect to such plans), and the three most recent annual reports (Form 5500 or 990 series and all schedules attached thereto) filed with the IRS with respect to such Company Benefit Plan, (iii) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (iv) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (v) standard forms and related notices under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder (“COBRA”) and (vi) all non-routine correspondence or filings made by the Company or its Subsidiaries with any Governmental Entity, including any filings under the IRS’s Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(d)    With respect to any Company Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims. The Company, its Subsidiaries and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under each Company Benefit Plan and neither the Company nor its Subsidiaries is in material default under or in material violation of any Company Benefit Plan. Each Company Benefit Plan (including any related trust) has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Law, including, ERISA and the Code. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from U.S. federal income taxation under Section 501(a) of the Code is so exempt and, to the Knowledge of the Company, nothing has occurred that would be reasonably expected to result in the loss of such qualification or exemption, except for such events than can be remedied without material Liability to the Company or any of its Subsidiaries. None of the Company, any of the Company’s Subsidiaries, any Company Benefit Plan and any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and that would reasonably be expected to subject the Company or its Subsidiaries to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without any material Liability other than routine administrative fees incurred in connection with such amendment, termination or discontinuation. No action is pending, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan or the assets of any of the trusts under any of the Company Benefit Plans, including any audit or inquiry by the IRS, the United States Department of Labor, the United States Pension Benefit Guaranty Corporation, or the United States Department of Health and Human Services. None of the assets of the Company, its Subsidiaries or any ERISA Affiliate are, or may reasonably be expected to become, the subject of any encumbrance arising under Section 302 of ERISA or Section 412(n) of the Code. All Tax, annual reporting and other governmental filings required by ERISA and the Code have been filed with the appropriate Governmental Entity and all notices and disclosures required under applicable Law have been provided to participants.

(e)    None of the Company, its Subsidiaries, or any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has, for the past six (6) years, sponsored, maintained, contributed to or had an obligation to contribute to, any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or (ii) “multiemployer plan” as defined in Section 3(37) of ERISA.

(f)    None of the Company, its Subsidiaries or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Benefit Plan. All required contributions in respect of any Company Benefit Plan have been made or properly accrued on the financial statements included in or incorporated by reference into the Company Financials delivered to the Buyer.

(g)    Except as required by applicable Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits and/or other welfare benefits and the Company does not have any obligation to provide such benefits, and there are no reserve assets, surplus or prepaid premiums under any Company Benefit Plan.

(h)    Except as set forth on Section 2.20(h) of the Disclosure Schedule, All employees of the Company or its Subsidiaries are “at-will” and will not be owed any severance or other payments or benefits upon termination or upon a change in control of the Company.

(i)    None of the Company or its Subsidiaries maintains, has established, sponsors, participates in or contributes to any self-insured plan that is governed by ERISA and that provides health benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(j)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event, such as termination of employment), (i) result in any payment (including any bonus, severance or unemployment compensation) becoming due to any employee, service provider, former employee or former service provider of the Company or its Subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan, (iv) result in the forgiveness of any Indebtedness to the Company or its Subsidiaries, (v) result in any obligation to fund future benefits under any Company Benefit Plan, or (vi) result in the imposition of any restrictions with respect to the amendment or termination of any of the Company Benefit Plans.

(k)    Each Company Benefit Plan subject to the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such Company Benefit Plan, a “Foreign Plan”) is listed in Section 2.20(k) of the Disclosure Schedule. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of applicable Law of each jurisdiction in which such Foreign Plan is maintained, (ii) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Laws, and (iii) such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Company Financials.

(l)    No amount or benefit that has been or would reasonably be expected to be received under any Company Benefit Plan or otherwise (whether in cash or property or the vesting of property) by any current or former employee, officer or director of the Company or any of its Subsidiaries or other Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

The Company and its Subsidiaries do not have any obligation to provide any “gross-up” payment to or otherwise indemnify any Person for any Tax that may be due pursuant to Section 280G or 4999 of the Code.

(m)    With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in good faith compliance in all material respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any additional Tax, interest or penalty thereunder and (ii) the document or documents that evidence each such plan have complied with the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code in all material respects since January 1, 2009. No payments on account of the transactions contemplated by this Agreement would cause any plan failure pursuant to Section 409A(a)(1) of the Code. The Company and its Subsidiaries do not have any obligation to provide any “gross-up” payment to or otherwise indemnify any Person for any Tax that may be due pursuant to Section 409A of the Code.

Section 2.21    Environmental Matters. The Company has materially complied with all applicable Environmental Laws. There is no civil or criminal litigation pending or, to the Knowledge of the Company, threatened, and the Company has not received any written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or to which the Company is otherwise a party. The Company has no liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment. The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company, on the one hand, and any Governmental Entity, on the other hand, entered into in connection with any legal obligation or Liability arising under any Environmental Law. The Company has no Knowledge of any environmental Liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

Section 2.22    Legal Compliance.

(a)    The Company has complied with and is in compliance in all material respects with, and has not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law (including Communications Laws and Export Control Laws), and the Company is not in default with respect to any settlement, stipulation, order, writ, judgment, injunction, decision, decree, ruling, determination or award of any Governmental Entity (each, an “Order”).

(b)    Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or other representatives (with respect to any matter relating to the Company or any of its Subsidiaries), has: (i) used any funds for any unlawful contribution, loan, donation, gift or entertainment or for any other unlawful expense relating to political activity; (ii) made or agreed to make any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign; (iii) taken any action that would constitute a violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of

1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or any similar anti-bribery or anti-corruption Law in any jurisdiction where the Company or any of its Subsidiaries conducts business, if the Company or any of its Subsidiaries was subject thereto; or (iv) made or agreed to make any other unlawful payment to any Person. Neither the Company nor any of its Subsidiaries has provided any funds or anything else of value, including a discounted price for a product, with knowledge that the recipient or any other Person would use such funds or other thing of value to make, promise or offer an improper payment in violation of applicable anti-bribery or anti-corruption laws.

Section 2.23    Customers and Suppliers. Section 2.23 of the Disclosure Schedule sets forth a list of (a) the Company’s top 50 customers (by revenue collected) since January 1, 2016 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or sole licensor of any material Company Licensed Intellectual Property or to which the Company has made payments or incurred obligations in excess of $50,000 in the aggregate since January 1, 2016. No such customer or supplier has indicated in writing within the past year that it intends to stop, or decrease materially the rate of, buying materials, products or services or supplying materials, products or services, or licensing Company Licensed Intellectual Property, as applicable, to the Company.

Section 2.24    Permits. Section 2.24 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted. Each such Permit is in full force and effect, the Company is in compliance in all material respects with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

Section 2.25    Regulatory Matters. Section 2.25 of the Disclosure Schedule sets forth in all material respects a complete list of all licenses, permits, approvals, consents and other authorizations issued by the FCC, State PUCs and all other Governmental Entities that regulate telecommunications facilities or telecommunications services, or the use of radio frequency spectrum that are held by, or necessary to conduct the business currently conducted by, the Company and its Subsidiaries (collectively, the “Communications Permits”). Each of the Communications Permits is valid and in full force and effect in accordance with its terms. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of each Communications Permit issued to the Company or its Subsidiaries, as applicable, and have fulfilled and performed in all material respects all of the obligations with respect thereto. There is no outstanding or, to the Knowledge of the Company, threatened notice of cancellation, termination, or modification, or notice of apparent liability, in connection with any Communications Permits, nor are any of such Communications Permits subject to any restrictions or conditions that limit the operations of the Company or its Subsidiaries (other than restrictions or conditions generally applicable to Communications Permits of that type). None of the Communications Permits is subject to any pending regulatory proceeding (other than those affecting the telecommunications industry generally) or pending judicial review before a Governmental Entity. To the Company’s Knowledge, there has occurred no Circumstance related to the Company that could reasonably be expected to preclude any of the Communications Permits from being renewed in the ordinary course or that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. The Company is in compliance in all material respects with, and has not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Communications Laws, and the Company is not in default with respect to any Order by the FCC, any State PUC, or any other Governmental Entity regulating or overseeing communications facilities or services that imposes obligations specifically on the Company (excluding, for purposes of clarity, any Order of general applicability to providers of telecommunications services). The Company and its Subsidiaries have each filed all material reports, certificates, noticed, statements and returns, and each such filing was accurate and complete at the time of filing. The Company and its Subsidiaries have timely and accurately paid all contributions and fees in all material respects, required by the Communications Laws, including but not limited to contributions to federal and State PUC universal service mechanisms, contributions to intrastate or interstate telecommunications relay services, contributions to administration of the North American Numbering Plan, contributions to the shared costs of local number portability administration, and state and local E911 fees (collectively, the “Communications Fees”), and the Company’s recovery of the Communications Fees and related costs is in material compliance with all federal and state rules and requirements, including but not limited to Laws pertaining to the Company’s provision of services and its communications with customers. To the Knowledge of the Company, neither the Universal Service Administrative Company, nor any other Governmental Entity, has, initiated any inquiry, audit or other pending proceedings against the Company or its Subsidiaries, and the Company has not received a notice of any such inquiry, audit or other proceedings.

Section 2.26    Related Party Transactions. Except as set forth in Section 2.26 of the Disclosure Schedule, there are no material obligations of the Company and its Subsidiaries to officers, directors, stockholders or employees of the Company and its Subsidiaries other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company and its Subsidiaries, (c) benefits due under Company Benefit Plans and fringe benefits not required to be listed on the Disclosure Schedule, and (d) agreements relating to outstanding Company Options. To the Company’s Knowledge, no officer, director of the Company or any Company Stockholder is directly interested in any Material Contract.

Section 2.27    Brokers’ Fees. Except as set forth on Section 2.27 of the Disclosure Schedule, the Company does not, and will not, have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.28    Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

Section 2.29    Export Control.

(a)    The Company is and has been in compliance with all applicable Export Control Laws, including all applicable regulations pertaining to the disclosure of technical information to foreign Persons wherever located and/or the provision of access to such technical information by such foreign persons. The Company has not received any written notice from any Person alleging that the Company is not in compliance with, or has Liability under, such Export Control Laws, and has not engaged in any brokering activity as defined in 22 C.F.R. 129.2(b). The Company has obtained and complied in all material respects with all licenses, agreements, authorizations license exceptions or exemptions required for the Company’s exports of technology or provision of services.

(b)    Set forth on Section 2.29(b) of the Disclosure Schedule is a true, correct and complete list of all licenses and other authorizations maintained or relied upon by the Company under the Export Control Laws.

(c)    The Company has not conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to known violation of Export Control Laws, or failed to make any mandatory report or disclosure to any governmental Entity pursuant to Export Control Laws.

Section 2.30    Warranties.

(a)    No Customer Offering or deliverable provided, developed, sold, leased, licensed, delivered or made available by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of the Company, which are set forth in Section 2.30(a) of the Disclosure Schedule.

(b)    The Company has no Liability to any customer in connection with any Customer Offering or deliverable developed, sold, leased, delivered or made available by the Company to provide the customer with any other services, products or deliverables of the Company on pre-negotiated terms, including for upgrades to other services, products or deliverables at prices below such the Company’s, published price for such services, products or deliverables. The Company does not have any liability to any customer in connection with any service provided or products or deliverable developed, sold, leased or delivered by the Company.

Section 2.31    Prepayments, Prebilled Invoices and Deposits.

(a)    Section 2.31(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, and (C) the products and/or services to be delivered.

(b)    Section 2.31(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, and (C) the products and/or services to be delivered.

Section 2.32    Vote Required. The affirmative vote or written consent of the Company Stockholders holding (a) a majority of the outstanding shares of Company Capital Stock, (b) a majority of the outstanding shares of the Company Preferred Stock, voting together as a single class, and (c) a majority of the outstanding shares of Series A Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, voting together as a single class, are the only votes or consents necessary (under the Organizational Documents, Subsidiary Organizational Documents, the DGCL or otherwise) for the adoption and approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) (such votes or consents being referred to collectively as the “Requisite Stockholder Approval”).

Section 2.33    Third Party Acquisition Proposals. The Company and each of its Subsidiaries has ceased any and all activities, discussions or negotiations with any Person (other than the Buyer) with respect to any Alternative Transaction.

Section 2.34    Information Supplied. The information supplied by the Company and its Subsidiaries for inclusion in the Information Statement will not, as of any date on which the Information Statement is provided to any Company Stockholder: (i) contain any statement that is inaccurate or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make such information (in the light of circumstances under which it is provided) not false or misleading. The Information Statement shall comply with all applicable Laws.

Section 2.35    Disclosure. To the Company’s Knowledge, no representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the Circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND MERGER SUB

Each of the Buyer and Merger Sub represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 3.1    Organization and Corporate Power. The Buyer and the Merger Sub are each a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and any other jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Buyer has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Section 3.2    Authorization of Transaction. The Buyer and the Merger Sub have all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to, subject to the adoption of this Agreement by the Buyer, in its capacity as sole stockholder of Merger Sub, perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Merger Sub of this Agreement and the Ancillary Agreements and, subject to the adoption of this Agreement by the Buyer, in its capacity as sole stockholder of Merger Sub, the consummation by the Buyer and the Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Merger Sub, as applicable. This Agreement has been duly and validly executed and delivered by the Buyer and the Merger Sub and constitutes a valid and binding obligation of the Buyer and the Merger Sub, enforceable against it in accordance with its terms, subject, in the case of enforceability, to the Bankruptcy and Equitable Remedies Exception.

Section 3.3    Noncontravention. Neither the execution and delivery by the Buyer or the Merger Sub of this Agreement or the Ancillary Agreements, nor the performance by the Buyer or the Merger Sub of their respective obligations hereunder or thereunder, nor the consummation by the Buyer or the Merger Sub of the Transactions, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyer or the Merger Sub, (b) require on the part of the Buyer or the Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity except as described in Section 5.6, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Security Interest or other agreement to which the Buyer or the Merger Sub is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Merger Sub or any of their properties or assets.

Section 3.4    Brokers’ Fees. The Buyer and the Merger Sub do not, and will not, have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than to Bridge Street Securities, LLC.

Section 3.5    Sufficient Funds. The Buyer has, and will have on the Closing Date, sufficient immediately available funds to pay, in cash, all amounts to be paid by it hereunder on and after the Closing Date (including, for the avoidance of doubt, the Purchase Price and the

Retention Cash Pool) and all of the Buyer’s related fees and expenses and to fund any damages of the Buyer that may arise hereunder for any breach of this Agreement prior to termination. The obligations of the Buyer the Merger Sub under this Agreement are not subject to any conditions regarding the Buyer’s, the Merger Sub’s or their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.

Section 3.6    Litigation. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Buyer or Merger Sub, being threatened) against Buyer or Merger Sub that challenges, or that would have the effect of preventing, delaying or making illegal, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.7    Merger Sub. Merger Sub (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.

Section 3.8    Regulatory Compliance. The Buyer is qualified to control the Communications Permits under applicable Law and, to the Buyer’s Knowledge, there has occurred no Circumstance related to the Buyer that could reasonably be expected to preclude Buyer from acquiring control of any of the Communications Permits in the Ordinary Course of Business prior to the Outside Date or that would otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.9    Non-Reliance. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, (i) Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article II of this Agreement (including the related portions of the Disclosure Schedules) and of the Company Equityholders in the Ancillary Agreements and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company and its Subsidiaries); and (ii) other than the representations and warranties expressly set forth in Article II of this Agreement (including the related portions of the Disclosure Schedule) and those made by the Company Equityholders in the Ancillary Agreements, none of the Company nor its Subsidiaries, nor any of their Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any further representations or warranties related to the Transactions.

ARTICLE IV

PRE-CLOSING COVENANTS OF THE COMPANY

Section 4.1    Affirmative Covenants of the Company. During the Pre-Closing Period, except as set forth on Schedule 4.1 hereto, unless the Buyer otherwise agrees in writing, or as otherwise expressly provided for by this Agreement or any Ancillary Agreement, the Company shall and shall cause each of its Subsidiaries to:

(a)    operate only in the Ordinary Course of Business, other than the payment of any Indebtedness or the incurrence of Permitted Indebtedness or the payment of any Asset Purchase Fees;

(b)    use commercially reasonable efforts to maintain its books, accounts and records, pay expenses and payables, including any applicable Taxes, bill customers, collect receivables, purchase inventory and equipment, perform all maintenance and repairs necessary to maintain its facilities and equipment, taken as a whole, in good operating condition (normal wear and tear excepted), maintain the insurance policies it currently has in place and otherwise conduct its business, in each case in the Ordinary Course of Business;

(c)    use commercially reasonable efforts to preserve intact its corporate existence and business organization and goodwill and current business relationships with all material customers, suppliers and others having significant business relationships with the Company and its Subsidiaries, to the extent such relationships are beneficial to the Company and its Subsidiaries and their respective businesses, and, except as otherwise requested in writing by the Buyer, use commercially reasonable efforts to encourage the Company’s and its Subsidiaries’ officers, directors and other employees to continue their employment through and after the Closing, in each case except to the extent such business relationships and employment terminate or lapse in the Ordinary Course of Business;

(d)    (i) comply in all material respects with all Laws and Contracts applicable to its operations and business and (ii) maintain all material existing licenses and permits, including Communications Permits, applicable to its operations and business;

(e)    subject to applicable Law and the Clean Team Agreement between the Buyer and the Company dated December 21, 2017, including Law governing the exchange of competitively sensitive information, permit, and cause its officers, directors and agents (including attorneys (subject to attorney-client privilege, which shall not be waived or violated) and accountants) and employees who know of the transaction contemplated hereby and who have signed a confidentiality agreement, to permit the Buyer and its Affiliates and representatives to have access to the Company’s corporate records, Tax Returns, sales records, employee records and products materials (including but not limited to invoices, Contracts, leases, personnel, facilities, equipment, and financial information), as well as access to the Company’s officers, management, key employees and mutually agreed upon partners, suppliers and customers, wherever located; provided, that any such access shall be furnished upon reasonable prior notice to the Company or applicable Subsidiary; and provided further that no information or knowledge obtained in any investigation pursuant to this Section 4.1(e) or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Closing and the other Transactions; and

(f)    maintain in full force and effect all Company Owned Intellectual Property and all material Company Licensed Intellectual Property.

Section 4.2    Negative Covenants of the Company. During the Pre-Closing Period, except as expressly provided for by this Agreement or any Ancillary Agreement or as set forth on Schedule 4.2 hereto, or unless the Buyer otherwise agrees in writing, the Company shall not, and shall cause each of its Subsidiaries to not:

(a)    take or omit to take any action that could, individually or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect;

(b)    cause or permit the Company to merge or consolidate with any other Person;

(c)    make, change or revoke any Tax election, change an annual accounting period, adopt or change any method of accounting, file any amended income or other material Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to Taxes, waive or extend any statute of limitation with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes or take any other similar action relating to the filing of any income or other material Tax Return or the payment of any material Tax;

(d)    take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues;

(e)    make or agree to make any disposition or sale, license or lease of, or incurrence of any Security Interest on, any of their respective assets and properties;

(f)    declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, shares, property or a combination thereof) with respect to any of its equity, or enter into any agreement with respect to the voting of its equity;

(g)    (i) incur or guarantee any Indebtedness, (ii) amend the terms of any Contracts related to Indebtedness, (iii) issue any debt security, (iv) make a loan to any Person (other than trade payables in the Ordinary Course of Business), or (v) purchase any debt security of any Person, other than the payment, forgiveness or cancellation of any Indebtedness or the incurrence of Permitted Indebtedness;

(h)    issue any Company Capital Stock, Company Options, Company Warrants or other securities of the Company (or any right to acquire any such security), or amend or modify the terms of any such security or right to acquire such security, other than in connection with the incurrence of Permitted Indebtedness or the exercise or conversion, as applicable, of any Company Capital Stock, Company Options, Company Warrants, Permitted Indebtedness or other securities of the Company in accordance with the terms of such securities;

(i)    disburse, distribute, advance, reimburse, or make any other payment, or cause or permit the Company to incur any liability in each case outside the Ordinary Course of Business, other than the payment of any Asset Purchase Fees or the payment of any Indebtedness or the incurrence of Permitted Indebtedness; provided, that any such payments or liabilities individually exceeding $25,000 or exceeding $50,000 in the aggregate shall be deemed to be outside the Ordinary Course of Business for purposes of this Section 4.2(i);

(j)    fail to pay, or delay in paying, accounts payable or any liabilities or obligations when due, other than accounts payable that are immaterial in amount, both individually and in the aggregate, and which are being contested in good faith in accordance with appropriate procedures;

(k)    accelerate the payment of any accounts receivable, or change or deviate from any cash management practices other than the payment of any Asset Purchase Fees, in each case outside of the Ordinary Course of Business;

(l)    except to the extent required by the terms of any Company Benefit Plan or Contract in effect as of the date hereof or by applicable Law: (i) enter into, adopt or amend any Company Benefit Plan, any employment or severance agreement, or any arrangement of the type described in Section 2.20(h), (ii) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, other than annual increases in base salary or wage for employees with an annual base salary of $125,000 or less made in the Ordinary Course of Business and that do not exceed 3% of annual base compensation in the aggregate or 5% of annual base compensation for any individual, (iii) pay any bonus or other benefit to its directors, officers or employees other than in the Ordinary Course of Business (except for existing payment obligations listed in Section 2.20 of the Disclosure Schedule and annual year-end bonuses in amounts consistent with the corresponding accrual on the Company Financials), (iv) terminate the employment of any officers or employees with annual compensation in excess of $125,000 (other than for cause) or hire any new officers or any new employees with annual compensation in excess of $125,000 other than in the Ordinary Course of Business, (v) enter into, amend, or terminate any collective bargaining agreement with a labor union or other employee representative organization, or (vi) amend any disqualified individual waivers with respect to “parachute payments” pursuant to Section 280G of the Code; provided, that nothing in this Section 4.2(l) shall prohibit the Company from accelerating unvested Company Options prior to the Closing as required by this Agreement;

(m)    enter into any Contract (i) that contains any provision relating to the “change of control” of the Company or any of its Subsidiaries or that would be required to be listed in Section 2.4 of the Disclosure Schedule had such agreement been in force on the date hereof, (ii) that would be required to be listed in clause (B) of Section 2.15(a)(ii) of the Disclosure Schedule had such agreement been in force on the date hereof, or (iii) that will, upon consummation of or following the Closing, bind the Buyer or any of its Affiliates with respect to the Buyer’s or the Buyer’s Affiliates’ own customers, products or services other than customers, products or services acquired pursuant to the Merger, in each case other than in the Ordinary Course of Business; provided, that nothing in this Section 4.2(m) shall prohibit the Company from accelerating unvested Company Options prior to the Closing;

(n)    amend, extend, vary or terminate any Material Contract or any Lease, or permit any Lease to expire, or enter into any new lease, sublease, license or other Material Contract, other than in the Ordinary Course of Business provided that the Company provides the Buyer with at least ten (10) days prior written notice;

(o)    incur any liability to any Company Stockholder, other than obligations to current employees under their existing employment terms or as otherwise permitted pursuant to this Article IV, in each case incurred in the Ordinary Course of Business or in connection with annual year-end raises or bonuses; provided, that nothing in this Section 4.2(p) shall prohibit the Company from accelerating unvested Company Options prior to the Closing, as permitted by this Agreement;

(p)    amend the Organizational Documents or Subsidiary Organizational Documents (including by merger, consolidation or otherwise) other than the Company Charter Amendment;

(q)    institute or settle any Legal Proceeding; or

(r)    commit or otherwise become obligated to do any of the foregoing.

Notwithstanding the foregoing, Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Subsection 4.2 or elsewhere in this Agreement to the extent that the requirement of such consent would violate the HSR Act or any other applicable antitrust Laws.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1    Expenses. Except as expressly set forth herein, all fees and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the respective Party incurring such fees and expenses. For the sake of clarity, fees and expenses of the Company’s independent accountant shall be the obligation of the Company.

Section 5.2    Press Releases and Announcements. The Parties shall issue a joint press release, to be mutually agreed upon between the Company and the Buyer, announcing the transactions contemplated by this Agreement. Other than such joint press release, no Party shall issue any press release or public announcement or disclosure relating to the subject matter of this Agreement or the Transactions without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) the Buyer and its Affiliates may make such disclosures as the Buyer and its Affiliates determine in good faith to be necessary to comply with the Buyer’s and its Affiliates’ obligations pursuant to (i) the Exchange Act, (ii) any listing agreement with the NASDAQ Stock Market, the Financial Industry Regulatory Authority or any national securities exchange or self-regulatory organization to which the Buyer or any of its Affiliates may be subject or any rules or regulations of any such securities exchange or self-regulatory organization, and (iii) any other applicable Law (including any rules and regulations promulgated by the U.S. Securities and Exchange Commission); (b) the prior written approval of the other Parties shall not be required hereunder with respect to any press release or public announcement or disclosure by the Parties; provided, that such press release or public announcement or disclosure is substantially similar to any press release or public announcement or disclosure previously issued with the approval of the other Parties; and (c) the Buyer and its Affiliates (including the Company following the Closing) shall not be bound by the provisions of this Section 5.2 following the Closing.

Section 5.3    Notification of Certain Matters.

(a)    The Company shall give prompt written notice to the Buyer of: (a) the occurrence or non-occurrence of any event that could reasonably be expected to cause any of the representations or warranties of the Company or its Subsidiaries (after giving effect to the Disclosure Schedule) to be untrue or inaccurate in any material respect at or prior to the Closing such that the condition in Section 7.1(b) would not reasonably be expected to be satisfied; (b) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder such that the condition in Section 7.1(c) would not reasonably be expected to be satisfied on or before the Outside Date; and (c) any Circumstance that could reasonably be expected to make any of the conditions set forth in Section 7.1 required to be satisfied by it incapable of being satisfied in a timely manner; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not (i) be deemed to supplement or amend the Disclosure Schedule for the purpose of determining the accuracy of any representations or warranties made by the Company in this Agreement or determining whether any of the conditions set forth in Section 7.1(b) and Section 7.1(c) of this Agreement have been met or (ii) limit or otherwise affect any remedies available to the Buyer or any Indemnified Party.

(b)    The Buyer shall give prompt written notice to the Company of: (a) the occurrence or non-occurrence of any event that could reasonably be expected to cause any of the representations or warranties of the Buyer or Merger Sub to be untrue or inaccurate in any material respect at or prior to the Closing such that the condition in Section 7.2(b) would not then be satisfied; (b) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder such that the condition in Section 7.2(c) would not reasonably be expected to be satisfied on or before the Outside Date; and (c) any Circumstance that could reasonably be expected to make any of the conditions set forth in Section 7.2(b) and Section 7.2(c) required to be satisfied by it incapable of being satisfied in a timely manner; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect any remedies available to the Company or any Indemnified Party.

Section 5.4    Exclusivity. During the Pre-Closing Period, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall cause each of its officers, directors, employees, consultants, advisors, representatives, agents, lenders, stockholders and Affiliates (collectively “Agents”) not to, directly or indirectly through any Agent of such Person or otherwise, (a) solicit, initiate, seek, encourage or support any inquiry, proposal, offer or bid from, negotiate with, engage in any discussions or enter into any agreement with, any party (other than the Buyer and its Affiliates) in connection with any (i) reorganization, liquidation, dissolution, initial public offering or recapitalization of the Company or any of its Subsidiaries, (ii) merger, consolidation, acquisition or similar transaction involving the Company or any of its Subsidiaries, (iii) sale of any assets of the Company or any of its Subsidiaries outside the Ordinary Course of Business or any sale of capital stock or other equity interests in the Company or any of its Subsidiaries (other than pursuant to the exercise of outstanding employee stock options), (iv) other business combination involving the Company or any of its Subsidiaries or their business or assets, (v) a debt or equity investment in the Company, other than Permitted Indebtedness (any of the foregoing, an “Alternative Transaction”), or (b) furnish any information to any third party other than information which has traditionally been provided in the Ordinary Course of Business of the Company and its Subsidiaries to third parties where none of the Company or its Affiliates or any of their respective Agents have reason to believe that such information may be utilized to evaluate any such Alternative Transaction or other possible sale or disposition. The Company and its Subsidiaries shall, and shall cause their respective Agents to, (i) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding any Alternative Transaction or other possible sale or disposition of the Company or any Subsidiary, and (ii) promptly (within two (2) Business Days) notify the Buyer if any proposal for an Alternative Transaction, or any inquiry or contact with any Person with respect thereto, is subsequently made after the date hereof and the material terms thereof (including the identity of the third party or third parties and the specific material terms discussed or proposed unless prohibited from doing so pursuant to a non-disclosure agreement entered into prior to the date of this Agreement that was not entered into in violation of that certain Letter of Intent, by and between the Buyer and the Company, dated November 22, 2017).

Section 5.5    Further Assurances, Consents and Other Actions. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, at the Company’s expense, the Company shall, and shall cause its Subsidiaries to, and the Buyer shall, and shall cause Merger Sub to, use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; and (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Entities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those authorizations, consents, orders, approvals, notices and filings set forth in the Disclosure Schedule. The Parties shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals. Notwithstanding anything to the contrary in this Agreement, neither Party shall have any obligation to make proposals, execute or perform agreements or submit to orders to dispose or transfer any assets or discontinue offering any product or service.

Section 5.6    Regulatory Authorizations.

(a)    HSR Act. In furtherance and not in limitation of the terms of Section 5.5, (i) to the extent required by applicable Law, each of the Buyer and the Company shall file, or cause to be filed, a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable (and in any event within three (3) Business Days unless the parties agree to a longer period) after the date of this Agreement (including, in the case of the Buyer, a request for early termination of the applicable waiting period under the HSR Act), and shall supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by any Governmental Entity (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act or any other antitrust Laws, and (ii) each of the Buyer and the Company shall cooperate and coordinate in connection with the making of any filing or submission that is required to be made under any applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Entity, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general. Subject to any limitations under applicable Laws, each of the Buyer and the Company shall (i) keep the other party apprised of the status of matters concerning the consummation of the transactions contemplated hereby, including, to the extent permitted by Law, promptly furnishing the other party with copies of all notices or other communications sent or received by it or its representatives to or from any Governmental Entity on the subject of such transactions; and (ii) permit the other party to review in advance any such proposed notices or other communications to any Governmental Entity and reasonably consider any comments the other party may have. Each of the Buyer and the Company agrees not to participate in any meeting or discussion with any Governmental Entity on the subject of the transactions unless it consults with the other party in advance and, to the extent permitted by Law, gives the other party the opportunity to attend and participate in such meeting or discussion.

(b)    Communications. The Buyer and the Company shall each file, or cause to be filed, promptly (and in any event within ten (10) Business Days after the date of this Agreement), any filing (including, if applicable, joint filings), notification, or the like required to be filed prior to the Closing under the Communications Laws with respect to the transactions contemplated by this Agreement, and at the earliest practicable date each party hereto shall comply with any request from the FCC, State PUC or other Governmental Entity for additional information, documents or other materials and use commercially reasonable efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Communications Laws to consummate and make effective the Transactions. The Buyer and the Company shall promptly notify the other of any notice or other communication from the FCC, State PUC or other Governmental Entity in connection with the transactions contemplated by this Agreement.

(c)    Fees. The Buyer and the Company shall split 50-50 the filing fees payable to any Governmental Entity in connection with the filings contemplated by this Section 5.6.

Section 5.7    Company Stockholder Approval. The Written Consent of Stockholders by its terms shall become effective immediately following the execution and delivery of this Agreement, which effectiveness shall satisfy the Requisite Stockholder Approval. As expeditiously as possible (and no later than ten (10) Business Days) following the execution of this Agreement and such effectiveness of the Written Consent of Stockholders, the Company shall deliver a draft of an information statement that complies with Sections 228(e) and 262 of DGCL (the “Information Statement”) to the Buyer for review and approval and then shall mail the Information Statement to the Company Stockholders within one (1) Business Day after receiving approval from the Buyer. The Information Statement shall, among other things, (i) deliver notice thereof to the Company Stockholders in compliance with Sections 228(e) and 262 of the DGCL, (ii) include a summary of the Merger and this Agreement, (iii) include a statement that appraisal rights are available for the shares of Common Stock pursuant to Section 262 of the DGCL and a copy of such Section 262 and (iv) include such information as is required by applicable Law, including but not limited to, Section 262 of the DGCL. The Company shall ensure that the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the Circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or Merger Sub furnished by the Buyer in writing expressly for inclusion in the Information Statement). The Company shall use good faith efforts to obtain a Joinder and Waiver Agreement from one hundred percent (100%) of the Company Stockholders. In the event a Company Stockholder does not execute the Written Consent of Stockholders, the Company shall still use good faith efforts to obtain a Joinder and Waiver Agreement from such Company Stockholder.

Section 5.8    [Reserved.]

Section 5.9    Certain Employment and Benefits Matters.

(a)    The Company shall take all necessary action such that all amounts due and payable or that may become due and payable (including notice periods, repatriation commitments, severance, bonuses and sales commissions) with respect to any employee, independent contractor or consultant whose relationship with the Company and its Subsidiaries has terminated or expired prior to the Closing shall have been paid in full by the Company such that the Company, its Subsidiaries and the Buyer shall have no obligations to any such Person as of and after the Closing.

(b)    Through December 31, 2018, the Buyer shall provide, or cause to be provided, to each employee of the Company or its Subsidiaries that is employed after the Closing Date (the “Continuing Employees”) while they remain employed: (i) annual base compensation that is no less favorable than that in effect immediately prior to the Closing Date, and (ii) cash bonus opportunities and employee benefits that are substantially comparable in the aggregate to the cash bonus opportunities and employee benefits in effect immediately prior to the Closing Date or not less favorable than the cash bonus opportunities and employee benefits provided to similarly situated employees of the Buyer and its subsidiaries; provided, that no equity awards, change in control and transaction-based bonus plans, arrangements or agreements or payments pursuant to Bonus Letters under Section 5.13 shall be taken into account in determining whether the covenants in this Section 5.9(b) have been satisfied.

(c)    Each Continuing Employee will receive service credit for all periods of employment with the Company, any Subsidiary or any predecessor thereof prior to the Closing for purposes of entitlement to benefits under vacation or paid time off policies and eligibility and vesting (other than for purposes of benefit accruals under any defined benefit pension plan, retiree medical plans, non-qualified deferred compensation or similar plans or arrangements or where such credit would result in duplication of benefits for the same period of service) under other employee benefit plans or programs maintained by Buyer or any Subsidiary of Buyer in which the Continuing Employee participates (the “Buyer Plans”), to the same extent and for the same purposes as such service was recognized under any analogous Company Benefit Plan in effect immediately prior to the Closing. For Buyer Plans providing medical, dental or vision benefits in which a Continuing Employee becomes covered after the Closing, Buyer shall or cause its applicable Subsidiary to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation, and (ii) give effect for the plan year in which the Closing occurs in determining any deductible and maximum out-of-

pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, the Continuing Employees under analogous Company Benefit Plans, for the plan year in which the Closing occurs, subject to receipt by the Company or its insurer of all reasonably requested documentation with respect thereto.

(d)    At the request of the Buyer, to be made at least five (5) days prior to the Closing Date, the Company and its Subsidiaries (as applicable) will provide notice on the Closing Date to the applicable benefit plan administrator(s) and service provider(s) as is necessary to terminate any and all Company Benefit Plans effective on the earliest practicable date after the Closing Date without additional payments, fees, costs or penalties (other than routine administrative fees) and will provide the Buyer with evidence reasonably acceptable to the Buyer that such termination notice has been duly delivered and such termination has been authorized pursuant to resolutions duly adopted by the Company Board of Directors or the board of directors of a Subsidiary, as applicable. The Company also shall take such other actions in furtherance of terminating such Company Benefit Plans as the Buyer may reasonably require in furtherance of this Section 5.9(d).

(e)    Nothing in this Section 5.9 shall confer third-party beneficiary rights to any Person other than the Parties. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Company or its Subsidiaries, the Buyer or its subsidiaries, or any of their Affiliates to terminate, reassign, promote or demote any of such employees, independent contractors or consultants or guarantee employment for any period of time, subject to any obligations under applicable Law. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of any Buyer Plans or the Company Benefit Plans or any other employee related plan, program or policy of the Company or its Subsidiaries, the Buyer or its subsidiaries, or any of their Affiliates, or to prohibit or limit the ability of the Company of its Subsidiaries, the Buyer or its subsidiaries, or any of their Affiliates to amend, modify or terminate any employee benefit plans, programs, policies or arrangements.

Section 5.10    Section 280G Approval. The Company shall, as promptly as is practicable after entering into this Agreement and in any event prior to the Closing Date, submit for approval by the Company Stockholders by the requisite vote (and in a manner reasonably satisfactory to the Buyer) any payments or benefits that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code payable to such individuals that have executed such waivers referenced below (the “280G Payments”), such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to the Buyer evidence reasonably satisfactory to the Buyer that a vote of the Company Stockholders was received in conformance with Section 280G of the Code and the regulations thereunder (the “280G Approval”), or that such requisite shareholder approval has not been obtained with respect to any such 280G Payments and as a consequence, that such payments shall not be made or provided. All documents to be delivered to the Company Stockholders in connection with such vote and any required disqualified individual waivers or consents will be subject to the Buyer’s prior review and approval, which documents will be delivered to the Buyer within a reasonable period of time in advance and which approval will not be unreasonably withheld, delayed or conditioned. The Buyer and its counsel shall be provided copies of all documents executed by the Company Stockholders and disqualified individuals in connection with the vote provided under this Section 5.10.

Section 5.11    Termination of Investor Agreements. The Company shall take, and shall cause each of its Subsidiaries to take, all such steps as may be necessary to terminate, as of the Closing, all investor rights granted by the Company to the Company Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, and all indemnification agreements entered into with directors of the Company.

Section 5.12    Insurance. Prior to the Closing, the Company shall purchase an extended reporting period endorsement, or “tail,” under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to the Buyer (the “D&O Tail Policy”) that shall provide the members of the Company’s Board of Directors and the Company’s officers with coverage for six (6) years following the Closing of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company.

Section 5.13    [Reserved.]

Section 5.14    Retention Bonus Payments. No later than five (5) Business Days prior to the Closing, the Buyer shall deliver and offer to enter into a bonus letter in the form of Exhibit I (each, a “Bonus Letter”) with each of those individuals that are mutually agreed upon the Buyer and the Company (the “Retention Bonus Recipients”). The Bonus Letters collectively shall provide for the payment of an aggregate of $15,000,000 (the “Retention Cash Pool”), subject to the terms and conditions set forth in the Bonus Letters. For the avoidance of doubt, the Retention Cash Pool shall be funded solely by the Buyer in addition to the Purchase Price.

Section 5.15    Indemnification of Officers and Directors. All rights to indemnification by the Company and its Subsidiaries existing in favor of those Persons who are directors and officers of the Company or its Subsidiaries as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Organizational Documents or the Subsidiary Organizational Documents (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company or its Subsidiaries disclosed on the Disclosure Schedule and such D&O Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 5.15 and the indemnification rights provided under this Section 5.15 until disposition of such claim. To the extent the Surviving Corporation and its Subsidiaries do not indemnify the D&O Indemnified Persons as provided above, the Buyer shall so indemnify the D&O Indemnified Persons on behalf of the Surviving Corporation and its Subsidiaries. The provisions of this Section 5.15 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise. This Section 5.15 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

Section 5.16    Company Indebtedness; Unpaid Company Transaction Expenses. At the Closing, the Buyer shall, or shall cause Merger Sub to, pay or cause to be paid, in accordance with the instructions from the Company on the Closing Payment Schedule, the amounts of (a) Closing Indebtedness (other than with respect to clause (ix) of the definition of “Indebtedness”) to the holders thereof and (b) Unpaid Company Transaction Expenses to the payees thereof.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.1    Tax Filings.

(a)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and the Company shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law. At least thirty (30) days prior to the due date (taking into account any extension) for the filing of such Tax Returns, the Company shall deliver a draft of such Tax Returns to the Buyer for the Buyer’s review and approval (which approval shall not be unreasonably withheld or delayed).

(b)    The Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns in respect of the Company that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date (taking into account any extension). At least thirty (30) days prior to the due date (taking into account any extension) for the filing of such Tax Returns, the Buyer shall deliver a draft of such Tax Returns to the Representative for the Representative’s review and shall make such reasonable changes to such Tax Returns that the Representative shall request. The Parties shall treat the taxable year of the Company as ending on the Closing Date where required or allowable by Law and shall allocate income to the period ending on the Closing Date based on a closing of the books as of the Closing Date.

(c)    Subject to the first and second sentences of Section 6.1(b) above, the Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company for a Straddle Period. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law. The Buyer shall deliver, at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Straddle Period Tax Return a draft of such Straddle Period Tax Return, to the Representative and shall consider in good faith the changes to such Tax Return that the Representative shall reasonably request. The portion of any Tax that is allocable to the Pre-Closing Tax Period will be: (i) in the case of real, personal and intangible property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle

Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(d)    For the avoidance of any doubt, all deductions and other income tax benefits related to the payment or accruals of Company expenses related to the Transactions, cancellation of Options and Option payments or other Company expenses related to the consummation of transactions set forth in this Agreement shall (i) be attributable to the Pre-Closing Tax Period and (ii) be claimed as current deductions or benefits on the Company’s Tax Returns for the Pre-Closing Tax Period, including through the filing of a safe harbor election pursuant to Revenue Procedure 2011-29 with respect to success-based fees, in each case, to the extent permitted by Law (as determined on a “more likely than not basis” by a nationally recognized independent accounting firm).

Section 6.2    Cooperation. The Buyer, the Representative and the Company agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to Taxes of the Company, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyer, the Representative or the Company, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyer, the Representative and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Entity.

Section 6.3    Transfer Taxes. All sales, recording, transfer, valued added, documentary, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Closing and the Transactions shall be split 50-50 by the Company Stockholders and the Buyer, and the Company Stockholders will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation to the extent required by applicable Law.

Section 6.4    Tax Contests.

(a)    The Buyer and the Company, on the one hand, and the Company Stockholders, the Representative and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(b)    The Representative may, at the Company Stockholders’ expense, participate in and, upon written notice to the Buyer, assume the defense of any Tax Matter relating to a Pre-Closing Tax Period for which the Company Stockholders have an indemnification obligation pursuant to this Agreement (a “Pre-Closing Tax Matter”). If the Representative assumes such defense, the Representative shall have the authority, with respect to such Pre-Closing Tax Matter, to represent the interests of the Company before the relevant Taxing authority and have the right to control the defense, compromise or other resolution of such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Tax Matter; provided, however, the Representative (x) shall not enter into any settlement of, or otherwise compromise, any such Pre-Closing Tax Matter without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall keep Buyer informed with respect to the commencement, status, and progress of any such Pre-Closing Tax Matter controlled by the Representative, and (z) will consult with Buyer with respect to such Pre-Closing Tax Matter and reflect any reasonable comments by Buyer regarding the conduct of or positions taken in any such proceeding.

(c)    With respect to any Pre-Closing Tax Matter for which the Representative has not assumed such defense, Buyer shall have the authority to represent the interests of the Company before the relevant Taxing authority and have the right to control the defense, compromise or other resolution of such Pre-Closing Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Tax Matter; provided, however, Buyer (x) shall not enter into any settlement of, or otherwise compromise, any such Tax Matter without the prior written consent of the Representative (which consent shall not be unreasonably withheld, delayed or conditioned), if such settlement or compromise would cause the Company Stockholders to be liable for any part of the settlement amount to be paid with respect to such Pre-Closing Tax Matter or otherwise increase the Company Stockholder’s liability for Taxes under this Agreement, (y) shall keep the Representative informed with respect to the commencement, status, and progress of any such Pre-Closing Tax Matter controlled, and (z) will consult with the Representative with respect to such Tax Matter and reflect any reasonable comments by the Representative regarding the conduct of or positions taken in any such proceeding.

(d)    Without the prior written consent of the Representative, such consent not to be unreasonably withheld, conditioned or delayed, Buyer shall not, and shall not cause or permit Company or its Affiliates, to (i) make, change or revoke any Tax election that has any retroactive effect to any Pre-Closing Tax Period, (ii) grant an extension of any applicable statute of limitations that relates to a Pre-Closing Tax Period, (iii) amend or cause to be amended any Tax Return that relates to a Pre-Closing Tax Period or amend or cause to be amended (or file any election or take any other action with respect to) any return, declaration, report or other filing relating to any telecommunications fees (including payment to federal and state universal service funds) filed by the Company prior to the Closing Date, or (iv) initiate any contact (including through any voluntary disclosure program or filing of a Tax Return that relates to a Pre-Closing Tax Period inconsistent with past practice) with any Governmental Entity in respect of Taxes or Tax Returns that relates to a Pre-Closing Tax Period.

(e)    The Buyer shall pay to the Company Stockholders by delivering to the Escrow Agent for inclusion in the Escrow Fund (or, if no amounts are otherwise remaining in the Escrow Fund, by delivering to the Representative to be held in the Representative Reserve Fund) any refund or credit of any Tax attributable to any Pre-Closing Tax Period received by the Company in cash or by way of set-off against current Tax but excluding any such refund that (i) arises as a result of the carry back of losses or tax attributes from a period following the Closing and (ii) any customer-related government grants (including the California Teleconnect Fund and E-Rate) and business incentive credits (including Scientific Research Experimental Development (SR&ED) and eBusiness) or other similar items (any such amount a “Tax Refund”). The Buyer shall use commercially reasonable efforts to notify the Representive in writing of the receipt of any Tax Refund by a Tax authority. Any amount payable to the Company Stockholders pursuant to this Section 6.4 shall be due and payable within ten (10) Business Days after the receipt of the Tax Refund, net of any costs or expenses (including Taxes) incurred in obtaining such Tax Refund. If the Buyer makes or causes to be made any payment of a Tax Refund and such Tax Refund is subsequently denied or disallowed, the Company Stockholders shall promptly pay the amount of such denied or disallowed Tax Refund (including any interest and penalties thereon) to the Buyer within ten (10) Business Days upon request by the Buyer.

(f)    Neither the Buyer nor the Company nor any of their respective Affiliates shall, in connection with the Merger, make or cause to be made any actual or deemed election under Sections 338 or 336(e) of the Code, or any corresponding provisions of state, local or foreign laws. Neither the Buyer, the Company nor any of their Affiliates shall take any action which would waive or relinquish the right of the Company to carry back net operating losses generated by the Company in Pre-Closing Tax Periods to prior Tax years.

(g)    In the event of any conflict or overlap between the provisions of this Section 6.4 and Article VIII, the provisions of this Section 6.4 shall control.

Section 6.5    Certain Foreign Subsidiary Matters. Subject to the last sentence of this Section 6.5, no party to this Agreement shall make or permit to be made any election relating to the utilization of net operating losses or other tax attributes, or any election to defer the payment of tax, in each case under Code Section 965, without the advance written consent of Buyer and the Representative, such consent not to be unreasonably withheld. Notwithstanding the foregoing or anything to the contrary set forth herein, the Representative shall be permitted (without the consent of Buyer) to take actions as may be necessary so that any of the Company’s NOLs or other tax attributes are available to be and are applied against amounts includible in income under Code Section 965.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF MERGER

Section 7.1    Conditions to Obligations of the Buyer and Merger Sub. The obligation of each of the Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

(a)    Approvals; No Restraint on Business.

(i)    All waivers, permits, consents, approvals, notices or other authorizations set forth on Schedule 7.1(a) (the “Required Consents and Notices”) shall have been duly obtained, or in the case of notices, duly delivered, by the Company in writing and shall be in full force and effect on the Closing Date.

(ii)    No action shall have been taken by a Governmental Entity, and no Law or Order (whether temporary, preliminary or permanent) shall have been enacted, adopted or issued by any Governmental Entity and continuing, in connection with any of the transactions contemplated by this Agreement that has the effect of limiting or restricting the Buyer’s business, or the effect of limiting or restricting in any material respect the conduct or operation of the business of the Surviving Corporation or any Affiliate thereof following the Closing.

(iii)    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any antitrust Laws set forth on Schedule 7.1(a)(iii) shall have been terminated or shall have expired.

(iv)    The Company shall have obtained all required consents from, and made any filings or registrations required prior to the Closing with, the Governmental Entities with respect to the transfer of the Communications Permits set forth on Schedule 7.1(a)(iv) (the “Communications Required Consents”), and such consents shall be in full force and effect and without any adverse conditions or requirements.

(v)    The execution, delivery, and performance of this Agreement, the Ancillary Agreements, and the Transactions shall have been approved by the Boards of Directors of the Buyer and the Company, and such approvals shall be continuing and in full force and effect as of the Closing.

(vi)    The Requisite Stockholder Approval shall have been obtained in accordance with the Organizational Documents, Subsidiary Organization Documents and the DGCL.

(vii)    The Buyer shall have received evidence reasonably satisfactory to it that either the 280G Approval has been obtained or that such requisite shareholder approval has not been obtained with respect to any 280G Payments and as a consequence, that such payments shall not be made or provided.

(b)    Representations and Warranties of the Company. All representations and warranties (other than any representation or warranty that would not be true or correct solely due to the incurrence of Permitted Indebtedness) made by the Company, including its Subsidiaries, in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date (except to the extent such representations and warranties refer to a specific date, in which case such representations and warranties shall be true and correct as of such date) as if made by the Company on and as of the Closing Date; and all representations and warranties (other than any representation or warranty that would not be true or correct solely due to the incurrence of Permitted Indebtedness) of the Company that are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties refer to a specific date, which shall be true and correct in all material respects as of such date) as if made by the Company on and as of the Closing Date.

(c)    Performance of Covenants of the Company. The Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing (other than Section 5.14).

(d)    No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing at Closing.

(e)    No Legal Proceedings. After the date of this Agreement, there shall be no Legal Proceedings, either pending or threatened in writing, that is commenced by a Governmental Entity wherein an unfavorable Order would (A) prevent or prohibit the consummation of the Closing or the other Transactions, (B) cause the Closing or the other Transactions to be rescinded following consummation of such transaction, (C) result in the obligation of the Buyer or any of its Affiliates to pay material money damages as a result of the Closing or the Transactions, (D) require the Buyer or any of its Affiliates to hold all or any portion of the Company’s business or assets separate, or to dispose of or all or any portion of its or the Company’s or any of the Buyers’ or its Affiliates’ business or assets as a result of the Closing or the Transactions, or (E) have, individually or in the aggregate, a Company Material Adverse Effect, and no such Order shall be in effect.

(f)    Compliance Certificate. The Buyer shall have received from the Company a certificate in form and substance reasonably acceptable to the Buyer of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.1(b), Section 7.1(c) and Section 7.1(d) have been satisfied.

(g)    Secretary’s Certificate. The Buyer shall have received from the Company a certificate in form and substance reasonably acceptable to the Buyer of the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Organizational Documents and the Subsidiary Organizational Documents, (ii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Ancillary Agreements to which the Company is a party, and (iii) any and all Company Board of Director, committee and shareholder resolutions, consents or other actions taken by the Company’s Board of Directors, any committee of the Company’s Board of Directors or the Company Stockholders between the date hereof and the Closing Date.

(h)    Resignation Letters. The Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and each Subsidiary, in such director’s and officer’s capacity as a director and/or officer, and not in any other capacity.

(i)    Offer Letters. The Buyer shall have received copies of Offer Letters (including the related employee confidentiality / non-disclosure / non-competition / Intellectual Property assignment agreements) executed by the Key Employees and at least 80% of the employees of the Company that are offered Bonus Letters by the Buyer and such Offer Letters shall (a) be in full force and effect, (b) not have been terminated or breached by the applicable employee and (c) become effective upon, and subject to, the Closing without any further action by the applicable employee.

(j)    Non-Competition Agreements. The Buyer shall have received copies of Non-Competition Agreements executed by the Restricted Stockholders and such Non-Competition Agreements shall (a) be in full force and effect, (b) not have been terminated or breached by the applicable Restricted Stockholder and (c) become effective upon, and subject to, the Closing without any further action by the applicable Restricted Stockholder.

(k)    Joinders and Letters of Transmittal. The Buyer shall have received from the Company an executed Joinder and Waiver Agreement signed by Company Stockholders that represent holders of at least ninety-five percent (95%) of the outstanding Company Capital Stock.

(l)    Closing Payment Schedule. The Closing Payment Schedule shall have been delivered to the Buyer in accordance with Section 1.5(b).

(m)    Preliminary Statement. The Preliminary Statement shall have been delivered to the Buyer in accordance with Section 1.6(a).

(n)    Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent and the Representative and delivered to the Buyer.

(o)    Company Benefit Plans. If notice was given by the Buyer to terminate any Company Benefit Plans in accordance with Section 5.9(d), the Buyer shall have received evidence that a notice to terminate all Company Benefit Plans has been delivered to the appropriate benefit plan administrator(s) or service provider(s) in accordance with Section 5.9(d).

(p)    D&O Tail Policy. Buyer shall have received evidence that the D&O Tail Policy has been fully paid and is in effect.

(q)    FIRPTA. The Buyer shall have received a certification by the Company that meets the requirements of Treasury Regulation Section 1.897-2(h)(1)(i), dated within thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to the Buyer along with written authorization for the Buyer to deliver such notice form to the Internal Revenue Service on behalf of the Company upon Closing.

(r)    Release of Liens. The Company shall have provided to the Buyer copies of payoff and release letters, in a form reasonably acceptable to the Buyer, with respect to each item of Closing Indebtedness (other than with respect to clause (ix) of the definition of “Indebtedness”) and Unpaid Company Transaction Expenses, and all Security Interests shall have been released in form and substance reasonably satisfactory to the Buyer.

(s)    Asset Purchase Fees. The Company shall have provided to the Buyer copies of payoff and release letters, in a form reasonably acceptable to the Buyer, with respect to the remaining amounts to be paid by the Company pursuant to the agreements set forth on Schedule 7.1(s) (the “Asset Purchase Fees”).

(t)    Good Standing Certificates. The Buyer shall have received certificates of good standing of the Company and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, and the adoption of authorizing resolutions.

(u)    Data Room Information. The Company shall have provided the Buyer with one or more CD-ROM discs which contain a complete and accurate electronic copy of the “data room” established and maintained by the Company through Donnelly Financial Solutions as of the date of this Agreement and, if updated, as of the Closing.

(v)    Auditor Consent. The Company shall have provided to the Buyer a letter from their independent auditors, Tanner LLC, in a form reasonably acceptable to the Buyer, agreeing to provide the Buyer, when reasonably requested by the Buyer, with a signed auditor consent to incorporate such auditor’s report on the audited financial statements of the Company in any report required to be filed by the Buyer with the U.S. Securities and Exchange Commission.

(w)    Source Code Remediation. The Company shall have provided evidence reasonably satisfactory to the Buyer that all of the actions set forth on Schedule 7.1(w) have been completed.

(x)    Amendment to Certificate of Incorporation. The Company shall have filed an amendment to the Company Charter, in the form of Exhibit K (the “Company Charter Amendment”), to provide that the distribution of proceeds in the event of a Liquidation Event (as defined in the Company Charter) shall be in the manner set forth in this Agreement.

(y)    Transaction Payment Letters. The Company shall have provided to the Buyer copies, in a form reasonably acceptable to the Buyer, of executed letters with each individual listed on Schedule 7.1(y) confirming that such individual will receive a cash payment in lieu of the promised options listed next to such person’s name.

Section 7.2    Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company and the Representative:

(a)    Approvals.

(i)    All Required Consents shall have been duly obtained by the Company in writing and shall be in full force and effect on the Closing Date.

(ii)    No action shall have been taken by a Governmental Entity, and no Law or Order (whether temporary, preliminary or permanent) shall have been enacted, adopted or issued by any Governmental Entity and continuing, in connection with any of the transactions contemplated by this Agreement that has the effect of limiting or restricting the Buyer’s business, or the effect of limiting or restricting in any material respect the conduct or operation of the business of the Surviving Corporation or any Affiliate thereof following the Closing.

(iii)    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any antitrust Laws set forth on Schedule 7.1(a)(iii) shall have been terminated or shall have expired.

(iv)    The Company shall have obtained all Communications Required Consents, and such consents shall be in full force and effect and without any adverse conditions or requirements.

(v)    The execution, delivery, and performance of this Agreement, the Ancillary Agreements, and the Transactions shall have been approved by the Boards of Directors of the Buyer and the Company, and such approvals shall be continuing and in full force and effect as of the Closing.

(vi)    The Requisite Stockholder Approval shall have been obtained in accordance with the Organizational Documents, Subsidiary Organization Documents and the DGCL.

(b)    Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Buyer that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (except to the extent such representations and warranties refer to a specific date, which shall be true and correct as of such date) as if made by the Buyer on and as of the Closing Date.

(c)    Performance of Covenants of the Buyer. The Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(d)    No Legal Proceedings. No Legal Proceeding shall be pending wherein an unfavorable Order would (i) prevent or prohibit the consummation of the Closing or the other Transactions, or (ii) cause the Closing or the other Transactions to be rescinded following consummation of such transaction, and no such Order shall be in effect.

(e)    Compliance Certificate. The Company shall have received from the Buyer a certificate in form and substance reasonably acceptable to the Company of an authorized officer of the Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(b) and Section 7.2(c) and have been satisfied.

(f)    Bonus Letters. The Buyer shall have delivered duly executed Bonus Letters to all Retention Bonus Recipients.

(g)    Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent and the Buyer and delivered to the Representative.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Survival of Representations and Warranties.

(a)    Representations and Warranties Regarding the Company. The representations and warranties of the Company set forth in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, document or instrument delivered pursuant hereto), together with the associated rights of indemnification, shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Buyer, and the Closing and remain in full force and effect and shall expire at 11:59 p.m. Boston time on the date that is eighteen (18) months following the Closing, provided, that the representations and warranties set forth in Section 2.1 (Organization, Qualification and Corporate Power), Section 2.2 (Capitalization), Section 2.3 (Authorization), Section 2.10 (Tax Matters), Section 2.11 (Assets) and Section 2.27 (Brokers’ Fees) (the “Fundamental Representations”) shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Buyer, and the Closing and remain in full force and effect and, and shall expire at 11:59 p.m. Boston time on the date ninety (90) days after the expiration of the applicable statutes of limitation for the potential claim. If a claim for breach of any of the representations and warranties contained in this Agreement has been asserted in writing and is a pending claim prior to such expiration, such representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved.

(b)    Representations and Warranties Regarding the Buyer. The representations and warranties of the Buyer set forth in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, document or instrument delivered pursuant hereto) shall terminate at the Closing.

(c)    Covenants and other Rights to Indemnification. The respective covenants, agreements and obligations of each party hereto set forth in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, document or instrument delivered pursuant hereto) that are to be performed at or prior to the Closing shall expire on the Closing Date. All other covenants, agreements and obligations of each party hereto set forth in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, document or instrument delivered pursuant hereto), shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing, except that (i) the right for any Indemnified Party to be indemnified pursuant to the First Special Indemnity Section shall pursuant to 10 Del. C. Section 8106(c) expire at 11:59 p.m. Boston time on the date that is three (3) Business Days following the settlement or final adjudication of the First Special Indemnity Matters, and (ii) the right for any Indemnified Party to be indemnified pursuant to the Second Special Indemnity Sections shall pursuant to 10 Del. C. Section 8106(c) expire at 11:59 p.m. Boston time on the date that is thirty (30) months following the Closing. If a claim for breach of any of the covenants, agreements and obligations set forth in this Agreement has been asserted in writing and is a pending claim prior to such expiration, such covenant, agreement or obligation and the associated rights of indemnification shall pursuant to 10 Del. C. Section 8106(c) survive with respect to such claim until such claim has been resolved.

(d)    Fraud and Intentional Misrepresentation. Notwithstanding the foregoing, the limitations set forth in this Section 8.1 shall not apply in the event of any Fraud, in which case the survival period with respect to a claim with respect to such Fraud shall survive for the applicable statute of limitations.

(e)    Effect of Survival Periods; Statute of Limitations. The survival periods set forth in this Section 8.1 are intended to operate only as the time periods within which an Indemnified Party must deliver to the Representative (on behalf of the Indemnifying Party) a written notice of Damages, claim or breach, and following such delivery such Indemnified Party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement and applicable Law regardless of the survival periods set forth in this Section 8.1. It is the express intent of the parties that, if an applicable survival period as contemplated by this Article VIII is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby, and that if an applicable survival period as contemplated by this Article VIII is longer than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall, to the fullest extent permitted by applicable law, be extended to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Article VIII for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that, subject to applicable Law, they intend for the time periods to be enforced as agreed by the parties.

Section 8.2    Indemnification by the Parties.

(a)    Indemnification by Company Stockholders. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, the Company Stockholders (the “Indemnifying Parties”), severally and not jointly, shall indemnify the Buyer and its Affiliates, directors, officers, managers, agents, employees and successors and permitted assigns (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by any Indemnified Party directly or indirectly resulting from, relating to or constituting:

(i)    any failure of any representation or warranty of the Company contained in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, document or instrument delivered pursuant hereto) or any Ancillary Agreement to be true and correct as of the date of this Agreement and as of the Closing;

(ii)    any failure of the Company to perform fully any covenant or agreement of the Company contained in this Agreement (including in any schedule or exhibit attached hereto, or in any certificate, document or instrument delivered pursuant hereto) or any Ancillary Agreement;

(iii)    without duplication, any inaccuracy in or failure to calculate properly any amount in the Closing Payment Schedule, including the Current Assets, Current Liabilities, Closing Indebtedness, Unpaid Company Transaction Expenses, Net Working Capital, the Total Merger Consideration, the Applicable Per Share Total Merger Consideration, the Closing Merger Consideration or the Applicable Per Share Closing Merger Consideration, if and only to the extent not taken into account for purposes of calculating any Adjustment Amount;

(iv)    any claim by any holder of equity securities in the Company or any Subsidiary of the Company or former holder of equity securities in the Company or any Subsidiary of the Company, or any other Person, seeking to assert, or based upon: (a) the ownership or rights to ownership of any shares of stock or other equity securities of the Company; (b) any rights of a holder of equity securities (other than the right to receive a portion of the Merger Consideration pursuant to this Agreement), including any option, warrant, preemptive rights or rights to notice or to vote or any claim for or arising out of an actual or alleged breach of fiduciary duty; or (c) any rights under the Organizational Documents or Subsidiary Organizational Documents;

(v)    the exercise by any Company Stockholder of such stockholder’s appraisal rights under the DGCL in compliance with Section 262 thereof, including any payment in excess of the Merger Consideration that such Company Stockholder would have received pursuant to this Agreement;

(vi)    any claim or right asserted or held by any Person who is or at any time was an officer, director, employee or agent of the Company or any of its Subsidiaries (against the Surviving Corporation, against any of the Company’s Subsidiaries, against the Buyer, against any Affiliate of the Buyer or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement or advancement of expenses or any other relief or remedy (under the Organizational Documents, the Subsidiary Organizational Documents, any indemnification agreement or similar Contract, this Agreement, any Law or otherwise) with respect to any act or omission on the part of such person or any event or other Circumstance that arose, occurred or existed at or prior to the Effective Time;

(vii)    any Third-Party Claim, allegation or assertion, other than any Clause (xii) Special Indemnity Matter, that (a) the operation of the Company’s business in substantially the same manner as it was prior to the Closing Date, or (b) the development, manufacture, marketing, distribution, import or sale of any Customer Offering developed by the Company prior to the Closing Date, by the Buyer or its Affiliates, infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of any third party (a claim pursuant to this Section 8.2(a)(vii), a “Pre-Closing IP Indemnity Claim”);

(viii)    any (i) Taxes of the Company with respect to any Pre-Closing Tax Period, (ii) Taxes of Company Equityholders (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company and its Subsidiaries) for any Tax period, (iii) Taxes attributable to any breach or inaccuracy of any representation in Section 2.10 (including any obligation to cause the Company or any of its Subsidiaries to take, or refrain from taking, any action under this Agreement), (iv) Taxes attributable to any restructuring or reorganization undertaken by, the Company or any of its Subsidiaries prior to the Closing, (v) Taxes for which the Company has any Liability under Treasury Regulation

Section 1.1502-6 (or a comparable or similar provision of state, local, or foreign law), as a transferee or successor, pursuant to any contractual obligation or otherwise as a result of being a member of an affiliated group, consolidated, combined or unitary group at any time on or before the Closing Date, or (vi) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, the Company Stockholders shall have no obligation to indemnify any Person hereunder for (i) any Taxes attributable to the failure of the Buyer or any of its Affiliates to comply with their undertakings herein or attributable to a breach by such Persons of a covenant or agreement under this Agreement; (ii) to the extent such Taxes were taken into account as a reduction in the Total Merger Consideration hereunder; (iii) to the extent that such Taxes result from transactions occurring after the Closing Date outside the Ordinary Course of Business; or (iv) to the extent such Taxes are Transfer Taxes to be borne by Buyer hereunder;

(ix)    (a) any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company or any of the Subsidiaries on or prior to the Closing Date or otherwise required to be paid by the Buyer, the Company (following the Closing) or any of the Company’s Subsidiaries pursuant to Contracts or Company Benefit Plans entered into or adopted by the Company or its Subsidiaries on or prior to the Closing Date and (b) any Damages related to or in respect of a Company Benefit Plan arising out of the Company being or having been an ERISA Affiliate of any Person other than the Company’s Subsidiaries;

(x)    any and all fees, fines, penalties or judgments imposed and/or refunds required to be issued as a result of the Company’s failure to comply with any Communications Laws relating to the payment or recovery of Communications Fees and related costs (the “Communications Matters”);

(xi)    any and all Damages resulting from the pending or threatened Legal Proceedings or other disputes listed as Item #1 on Section 2.18 of the Disclosure Schedule (the “First Special Indemnity Matters”); or

(xii)    any and all Damages resulting from the pending or threatened Legal Proceedings or other disputes listed as Item #4 on Section 2.18 of the Disclosure Schedule (the “Clause (xii) Special Indemnity Matters”).

Section 8.3     Indemnification Claims.

(a)    Notice. As soon as reasonably practicable after any Indemnified Party becomes aware of any claim that has resulted in or is reasonably anticipated to result in Damages that any such Indemnified Party has under this Article VIII against one or more Indemnifying Party, which term includes all Indemnifying Parties if more than one, the Indemnified Party shall deliver to the Representative (on behalf of the Indemnifying Party) a certificate signed by any officer of the Indemnified Party (a “Claim Notice”):

(i)    stating that the Indemnified Party has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Damages;

(ii)    stating the amount of such Damages (which, in the case of Damages not yet incurred, paid or properly accrued, may be the maximum amount in good faith anticipated to be incurred, paid or properly accrued, if ascertainable); and

(iii)    specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the individual items of such Damages included in the amount so stated (if ascertainable), the nature of the claim to which such Damages are related, and copies of any material supporting documentation.

(b)    Delay. No delay in or failure to give a Claim Notice by an Indemnified Party to the Representative pursuant to this Section 8.3 will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement, except and to the extent that such delay or failure has actually materially prejudiced the Indemnifying Party.

(c)    Objections to Claims. The Representative (on behalf of the Indemnifying Party) may object to any claim set forth in such Claim Notice by delivering written notice to the Indemnified Party (and, if applicable, to the Escrow Agent), of the Indemnifying Party’s objection (an “Indemnification Objection Notice”). Such Indemnification Objection Notice must describe the grounds for such objection in reasonable detail. If an Indemnification Objection Notice is not delivered by the Representative (on behalf of the Indemnifying Party) to the Indemnified Party within thirty (30) days after receipt by the Representative of the Claim Notice (the “Indemnification Objection Period”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to indemnification from the Indemnifying Parties for the full amount of the Damages set forth in such Claim Notice.

(d)    Resolution of Objections to Claims. If the Representative (on behalf of the Indemnifying Party) shall object in writing during the Indemnification Objection Period to any claim or claims by an Indemnified Party made in any Claim Notice, the Buyer shall have thirty (30) days after its receipt of the Indemnification Objection Notice to respond in a written statement to such objection. If after such thirty (30)-day period there remains a dispute as to any claims, the Representative (on behalf of the Indemnifying Party) on the one hand, and the Buyer, on the other hand, shall attempt in good faith for twenty (20) days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party and the Representative agree to a resolution of such objection, and cash remains in the account within the applicable Escrow Fund, then the Buyer and the Representative shall promptly prepare and deliver to the Escrow Agent a statement setting forth such conclusively resolved matters and directing the Escrow Agent to distribute cash from the applicable Escrow Fund in accordance with the terms of such statement. If no such agreement can be reached after good faith negotiation, each of the Buyer and the Representative shall meet within ten (10) days of the expiration of such twenty (20)-day period and negotiate in good faith for one (1) day with an impartial mediator mutually agreed to by the parties in Boston, Massachusetts. If no agreement can be reached after good faith mediation, each of Buyer and the Representative (on behalf of the Indemnifying Party), subject to Section 8.9, bring suit to resolve the objection in accordance with the terms of this Agreement.

(e)    Delivery to Escrow Agent. If, at the time of delivery of any Claim Notice to the Representative (or of any Indemnification Objection Notice by the Representative or response thereto by the Buyer), cash remains in the applicable Escrow Fund, a duplicate copy of such Claim Notice or Indemnification Objection Notice (or response thereto) shall be delivered to the Escrow Agent by or on behalf of the Indemnified Party.

Section 8.4    Third-Party Claims.

(a)    In the event that an Indemnified Party desires to make a claim against an Indemnifying Party in connection with any third-party Legal Proceeding at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify in writing the Representative of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure or delay to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 8.4(a), except to the extent, if any, that the Indemnifying Party has actually been materially prejudiced thereby.

(b)    Except in the case of Third-Party Claims (i) in which the remedy sought in such Third-Party Claim includes an injunction or equitable relief against the Indemnified Party, (ii) arising in connection with a criminal or quasi-criminal proceeding against the Indemnified Party, (iii) alleging that the operation of the Company’s business or the development, manufacture, marketing, distribution, import or sale of any Customer Offering, developed by the Company prior to the Closing Date, by the Buyer infringes, misappropriates, or otherwise violates any Intellectual Property or other proprietary rights of any third party, (iv) involving the Indemnifying Party or its Affiliates as a party if counsel to the Indemnified Party determines in good faith that joint representation would give rise to a conflict of interest (in the case of any of which the provisions of Section 8.4(d) shall apply), or (v) which constitute the First Special Indemnity Matter or are pending or threatened Legal Proceedings or the Clause (xii) Special Indemnity Matters, the Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party may only assume control of such defense if (x) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third-Party Claim shall constitute Damages for which the Buyer shall be indemnified pursuant to this Article VIII, and (y) the claimant seeks the recovery of a sum of money that does not exceed the then-current balance of the applicable Escrow Fund (as reduced by the amount of all other pending claims against the funds in the account within the Escrow Fund and assuming the full amount of such claims were actually paid), and, provided further, that (i) the assumption of defense by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject to indemnification hereunder; (ii) the Indemnifying Party must take reasonable steps to conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, (iii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c)    The Indemnifying Party will not consent to the entry of any Order or enter into any settlement with respect to the Third-Party Claim without the prior consent of the Indemnified Party (which will not be unreasonably withheld, conditioned or delayed) unless the Order or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, and (ii) involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with this Section 8.4, the Indemnified Party will not consent to the entry of any Order or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(d)    In the event the Indemnifying Party does not or is not entitled to assume the defense of a Third-Party Claim, (i) the Indemnified Party may defend against, and consent to the entry of any Order or enter in any settlement with respect to the Third-Party Claim only with the prior consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed) unless in connection with a settlement where the proposed settlement is in an amount less than or equal to $250,000; (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent provided in this Section 8.4, (iii) the Indemnified Party will consult with the Representative with respect to strategic and planning matters in connection with such Third-Party Claim, and (iv) the Indemnified Party will keep the Representative informed in all material respects of the status of such Third-Party Claim and will promptly inform the Representative of any changes in the status of such Third-Party Claim; provided, that in connection with any Pre-Closing IP Indemnity Claim or any Clause (xii) Special Indemnity Matter, to the extent that the Indemnifying Party does not assume the defense of the Third-Party Claim, Buyer shall consult with Michael Sharp, in a manner reasonably acceptable to Michael Sharp, so long as Michael Sharp is reasonably available and willing to consult with the Buyer and does not unreasonably delay or withhold his participation, in connection with the defense of such Third-Party Claim. Notwithstanding the foregoing, the Indemnified Party may consent to the entry of any Order or enter into any settlement with respect to any Third-Party Claim related to the First Special Indemnity Matter or the Clause (xii) Special Indemnity Matters without consulting with or obtaining the consent of the Representative, provided, that in the event that such consent is not obtained: (A) the indemnification obligations of the Company Stockholders in connection with the First Special Indemnity Matter shall not exceed $2,000,000, and (B) in the event the Damages in connection with the Clause (xii) Special Indemnity Matters exceed $3,000,000, the Company Stockholders shall be responsible for 100% of the first $3,000,000 in Damages plus an amount equal to 75% of any Damages in excess of $3,000,000.

(e)    The party not controlling the defense of such Third-Party Claim (the “Non-Controlling Party”) may participate therein at its own expense. The party controlling the defense of such Third-Party Claim (the “Controlling Party”) shall keep the Non- Controlling Party advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-

Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

Section 8.5    Payment of Claims. In order to satisfy any indemnification obligations of the Company Stockholders pursuant to Section 8.2, the Buyer (and each of the Indemnified Parties) shall recover Damages:

(a)    first, from the Escrow Fund to the extent available and subject to the terms of the Escrow Agreement (provided, that all claims that are First Special Indemnity Matters (the “First Special Indemnity Section”) shall be paid first from the First Special Escrow Fund prior to the Primary Escrow Fund, all claims that are Pre-Closing IP Indemnity Claims, Communications Matters or Clause (xii) Special Indemnity Matters (collectively, the “Second Special Indemnity Sections”) and any Third-Party Claim relating to a breach of Section 2.14 (Intellectual Property) that is in respect of a single set of facts or Circumstances with a Pre-Closing IP Indemnity Claim by the Buyer shall be paid first from the Second Special Escrow Fund prior to the Primary Escrow Fund, and that all other claims shall be paid first from the Primary Escrow Fund), and

(b)    thereafter, subject to Section 8.6(b) and the other limitations set forth in this Agreement, directly from the Company Stockholders by wire transfer of immediately available funds;

provided, that the obligations of the Company Stockholders under this Section 8.5 shall be several and not joint. All such recoveries whether from the Escrow Fund or directly from the Company Stockholders shall be made based on the Pro Rata Percentage with respect to each Company Stockholder, except as provided in Section 8.6(b). The Representative shall make the final determination as to each Company Stockholder’s Pro Rata Percentage and, to the fullest extent permitted by Law, the Company Stockholders shall not be entitled to make any claim against the Buyer or its Affiliates (including the Surviving Corporation) in respect of such determination.

Section 8.6    Limitations; Adjustments.

(a)    Indemnification Cap. The maximum aggregate liability of each Company Stockholder for indemnification pursuant to this Article VIII will not exceed:

(i)    with respect to all claims under Section 8.2(a) (other than with respect to breaches of Fundamental Representations or the representations and warranties set forth in Section 2.6 (Financial Statements) and Section 2.14 (Intellectual Property) (together, the “Second Level Representations”), Section 8.2(a)(viii), the First Special Indemnity Section, the Second Special Indemnity Sections or Fraud), an amount equal to, as of any applicable time, such Company Stockholder’s Pro Rata Percentage of (A) all amounts actually deposited into the Primary Escrow Fund, plus (B) all interest and investment income thereon, less (C) any amounts actually released from the Primary Escrow Fund prior to the payment of such claims, less (D) any amounts otherwise required to have been released from the Primary Escrow Fund pursuant to the terms of the Escrow Agreement, but which amounts have not actually been so released for any reason;

(ii)    with respect to any breaches of any of the Fundamental Representations and claims under Section 8.2(a)(viii), an amount equal to such Company Stockholder’s Pro Rata Percentage of the Merger Consideration;

(iii)    with respect to any breaches of any of the Second Level Representations, an amount equal to such Company Stockholder’s Pro Rata Percentage of (A) $125,000,000, less (B) any amounts actually released from the Second Special Escrow Fund and the Primary Escrow Fund to the Buyer prior to the payment of such claims, less (C) any amounts otherwise required to have been released from the Second Special Escrow Fund and the Primary Escrow Fund to the Buyer pursuant to the terms of the Escrow Agreement, but which amounts have not actually been so released for any reason;

(iv)    with respect to any claims under the First Special Indemnity Section, an amount equal to such Company Stockholder’s Pro Rata Percentage of (A) all amounts actually deposited into the First Special Escrow Fund and the Primary Escrow Fund, plus (B) all interest and investment income thereon, less (C) any amounts actually released from the First Special Escrow Fund and the Primary Escrow Fund prior to the payment of such claims, less (D) any amounts otherwise required to have been released from the First Special Escrow Fund and the Primary Escrow Fund pursuant to the terms of the Escrow Agreement, but which amounts have not actually been so released for any reason; and

(v)    with respect to any claims under the Second Special Indemnity Sections, an amount equal to such Company Stockholder’s Pro Rata Percentage of (A) all amounts actually deposited into the Second Special Escrow Fund and the Primary Escrow Fund, plus (B) all interest and investment income thereon, less (C) any amounts actually released from the Second Special Escrow Fund and the Primary Escrow Fund prior to the payment of such claims, less (D) any amounts otherwise required to have been released from the Second Special Escrow Fund and the Primary Escrow Fund pursuant to the terms of the Escrow Agreement, but which amounts have not actually been so released for any reason.

Notwithstanding anything to the contrary set forth in this Section 8.6(a), in no case whatsoever shall such Company Stockholder’s aggregate liability for Damages exceed such Company Stockholder’s Pro Rata Percentage of the amount actually paid to the Company Equityholders pursuant to this Agreement (excluding any portion of the Retention Cash Pool received by such Company Stockholder), except (1) in the case of Fraud or (2) as provided in Section 8.6(b).

Further notwithstanding anything to the contrary set forth in this Section 8.6(a), in no case whatsoever shall the aggregate liability for Damages of Corporation of the President of the Church of Jesus Christ of Latter-day Saints (the “LDS Church”) exceed the amount actually paid to the LDS Church pursuant to this Agreement.

(b)    Adjustments for Joining Company Stockholders. Anything to the contrary contained herein notwithstanding, in the event the Pro Rata Percentage held by Company Stockholders that have executed a Joinder and Waiver Agreement (the “Approving or Joining Percentage”) is less than one hundred percent (100%) and the Buyer is entitled to recover directly from the Company Stockholders in accordance with Section 8.5, the Buyer shall be entitled to recover from the Company Stockholders that have executed a Joinder and Waiver Agreement (the “Joining Company Stockholders”), and such recovery shall be calculated as follows (in the case of recovery beyond any applicable Escrow Fund): (i) in the event the Approving or Joining Percentage represents Company Stockholders with an aggregate Pro Rata Percentage of less than ninety eight percent (98%), the Buyer shall nevertheless be entitled to recover from the Joining Company Stockholders, an amount equal to ninety-eight percent (98%) of the Damages (with the recoveries from each such Joining Company Stockholder to be based on the Joining Company Stockholder Pro Rata Percentage with respect to such Joining Company Stockholder); and (ii) in the event the Approving or Joining Percentage represents Company Stockholders with an aggregate Pro Rata Percentage of ninety eight percent (98%) or greater, the Buyer shall be entitled to recover from the Joining Company Stockholders, an amount equal to the Approving or Joining Percentage of the Damages (with the recoveries from each such Joining Company Stockholder to be based on the Pro Rata Percentage with respect to such Joining Company Stockholder) (such amount under clause (i) or (ii), as applicable, the “Joining Company Stockholder Amount”).

(c)    Threshold. Anything to the contrary contained herein notwithstanding, (i) the Company Stockholders shall not be obligated to indemnify the Indemnified Parties with respect to any claim for indemnification resulting from or arising out of matters described in Section 8.2 unless and until the aggregate amount of all such claims exceeds $1,750,000 (the “Primary Threshold”) (provided, that such threshold for any claim for indemnification resulting from or arising out of matters described in the Second Special Indemnity Sections (other than the Clause (xii) Special Indemnity Matter) shall be $250,000 (the “Secondary Threshold”)), in which event the Indemnified Parties shall be entitled to recover the full amount of Damages (including any amounts of Damages within the Primary Threshold or Secondary Threshold, as applicable) resulting from or arising out of such matters in accordance with this Section 8, and (ii) no individual claim for indemnification resulting from or arising out of matters described in Section 8.2 shall be counted towards the Primary Threshold or the Secondary Threshold unless and until the aggregate amount of such claim exceeds $5,000 (the “Per Claim Threshold”), in which event the full amount of Damages with respect to such claim shall count towards the Primary Threshold or the Secondary Threshold, as applicable. Notwithstanding anything to the contrary in this Section 8.6(c), the Primary Threshold, Secondary Threshold and Per Claim Threshold limits imposed by this Section 8.6(c) shall not apply to any Damages (i) indemnifiable under Section 8.2(a)(i) solely with respect to any Fundamental Representation or Second Level Representation, (ii) indemnifiable under Section 8.2(a)(iv) solely with respect to claims brought by or on behalf of any individual listed in Section 2.2(a) of the Disclosure Schedule under the heading “Promised but Ungranted Options”, Section 8.2(a)(viii), Section 8.2(a)(ix)(a) or the First Special Indemnity Section, or (iii) arising out of or in connection with any Fraud.

(d)    Certain Damages. Anything to the contrary contained herein notwithstanding, in the event of Damages in connection with a Pre-Closing IP Indemnity Claim, the indemnification obligations of the Company Stockholders for such indemnification claim shall be limited as follows: (i) in the event the Damages attributed to the fees and expenses (including court costs, costs of investigation, fees and expenses of attorneys, accountants, financial advisors and other experts and other expenses of settlement, litigation, arbitration or other dispute resolution proceedings) of such claim exceed $1,000,000, the indemnification obligations of the Company Stockholders shall be for 100% of such fees and expenses up to $1,000,000 and an amount equal to 75% of such fees and expenses in excess of $1,000,000; and (ii) in the event the Damages attributed to the monetary damages, fines, Taxes and losses (including amounts paid in settlement and any interest) of such claim are attributed to both the Pre-Closing IP Indemnity Claim and other matters related to the business of the Buyer (excluding the business of the Company), the indemnification obligations of the Company Stockholders for such claim shall be for an amount equal solely to the portion of such Damages attributed to the Pre-Closing IP Indemnity Claim.

(e)    In all cases in determining the amount of any Damages with respect to a breach of a representation or warranty by any Party for purposes of this Agreement (but not for purposes of determining whether there has been a breach of such representation or warranty), such representations and warranties (other than Section 2.7(s)) shall be read without regard to any materiality qualifier (including any reference to Company Material Adverse Effect) contained therein.

(f)    All Damages recoverable by an Indemnified Party from an Indemnifying Party pursuant to this Article VIII shall be net of insurance proceeds actually received by such Indemnified Party, indemnity payments and any other amounts such Indemnified Party actually recovers from third parties to which such Indemnified Party is entitled in respect of such Damages incurred by such Indemnified Party. In the event an Indemnified Party is or may be entitled to any insurance proceeds, indemnity payments or any other amounts from third parties in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article VIII, such Indemnified Party shall use commercially reasonable efforts (including commercially reasonable efforts to cause any denial of coverage to be reversed or rescinded) to obtain, receive or realize such proceeds, benefits, payments or amounts. In any case where an Indemnified Party recovers, under insurance policies, indemnity payments or from other third parties, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses (including increases in premiums) incurred by such Indemnified Party in procuring such recovery); provided, however, that no Indemnified Party shall be required to pay over to the Indemnifying Party any amount so recovered under such insurance policies or from such other third parties to the extent (but only to the extent) that such amount so recovered was previously taken into account pursuant to the first sentence of this Section 8.6(e).

(g)    The indemnification provided for in this Article VIII shall survive any investigation at any time made by or on behalf of the Indemnified Party or any knowledge or information that the Indemnified Party may have.

Section 8.7    Treatment of Indemnity Payments. Any payment made pursuant to this Article VIII shall be treated as an adjustment to the Total Merger Consideration by the parties for Tax purposes and reported as such by the Parties on their Tax Returns to the greatest extent permitted by Law.

Section 8.8    Remedy. Each Indemnified Party acknowledges and agrees that, except (i) in the case where an Indemnified Party seeks to obtain specific performance pursuant to Section 9.13 or (ii) as otherwise expressly provided for in this Agreement, its sole and exclusive remedy following the Closing Date with respect to any and all claims under or relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, however, that no Indemnified Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies to the extent (x) based upon allegations of Fraud or (y) such rights, claims, causes of action or remedies may not be waived under applicable Law.

Section 8.9    Right to Bring Action; No Contribution. Each Company Stockholder waives, and acknowledges and agrees that such Company Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which such stockholder may become subject under or in connection with this Agreement. Notwithstanding anything in this Article VIII or elsewhere in this Agreement to the contrary, to the fullest extent permitted by Law, only the Representative shall have the right, power and authority to commence or prosecute any action, suit or proceeding, including any arbitration proceeding, by and on behalf of any or all Company Stockholders against the Buyer or the Company, and in no event shall any Company Stockholder himself, herself or itself have the right to commence or prosecute any action, suit or proceeding, including any arbitration proceeding, against the Buyer or the Company in connection with the Buyer’s obligations under this Agreement; provided, that the D&O Indemnified Persons, to the fullest extent permitted by Law, shall have the right, power and authority to commence or prosecute any action, suit or proceeding, including any arbitration proceeding, against the Buyer or the Company in connection with the Buyer’s obligations under Section 5.15.

Section 8.10    No Duplicate Recovery. Notwithstanding anything to the contrary in this Article VIII, (i) to the extent (and only to the extent) that any Damages resulting from any breach of any representation, warranty, covenant, agreement or obligation of the Company under Article II, Article IV or Article V or pursuant to Article VIII that were taken into account in the calculation of, and actually reduced, the Total Merger Consideration, no Indemnified Party may recover such Damages through an indemnification claim pursuant to this Article VIII or otherwise and (ii) no Indemnified Party may recover duplicative Damages in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

ARTICLE IX

TERMINATION

Section 9.1    Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a)    by mutual written consent of the Buyer and the Company;

(b)    by the Buyer if there has been a breach in any material respect on the part of the Company, or by the Company if there has been a breach in any material respect on the part of the Buyer, in each case of the representations and warranties or covenants (which in the case of any breach of covenant has not been cured within thirty (30) days after written notification thereof by the terminating Party to the other Party) of the non-terminating Party set forth in this Agreement, in either case to the extent such breach would cause a condition to the terminating Party’s obligation to close not to be satisfied, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby and such events continue in effect for thirty (30) days after written notification thereof by the terminating Party to the other Party, unless such terminating Party’s breach of this Agreement has caused the condition to be unsatisfied;

(c)    by either the Buyer or the Company if the Closing has not occurred on or prior to August 7, 2018 (the “Outside Date”); provided, that neither the Buyer nor the Company will be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such Person’s breach of this Agreement or failure to timely perform any covenant in this Agreement has prevented satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time;

(d)    by either the Buyer or the Company if a court of competent jurisdiction shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if such party did not use commercially reasonable efforts to have such order vacated prior to its becoming final and nonappealable.

(e)    by the Buyer if there is a Company Material Adverse Effect; or

(f)    by the Buyer if there shall have been any final or non-appealable action taken, or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would: (i) prohibit the Buyer’s or the Company’s or its Subsidiary’s ownership or operation of any portion of the business of the Company and its Subsidiaries or (ii) compel the Buyer or any of its Affiliates to dispose of or hold separate, as a result of the transactions contemplated by this Agreement, any portion of the business or assets of the Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries).

Section 9.2    Effect of Termination. In the event of termination of this Agreement by either the Buyer or the Company as provided above, this Agreement will forthwith become void and there will be no liability hereunder on the part of any Party, except for the provisions set forth in this Section 9.2, the Non-Disclosure Agreement, Section 5.1, Section 5.2 and Article X, which shall remain in full force and effect, and except that nothing herein will relieve any Party from any liability resulting or arising from any breach of this Agreement prior to such termination.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1    Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Company (prior to Closing) or the Buyer and the Representative (after the Closing); provided, however, that after the

Requisite Stockholder Approval has been obtained, no amendment shall be made to this Agreement which by Law requires the further approval of the stockholders unless such amendment is subject to such further approval; provided, further, that no amendment altering or otherwise modifying the limitations on the indemnification obligations of the LDS Church as set forth in Section 8.6 shall be valid unless the LDS Church provides written consent to such amendment. Any such amendment shall be binding on all of the parties hereto and their respective successors and assigns.

Section 10.2    Waiver. Prior to the Closing, the Buyer, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (ii) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein. Following the Closing, the Buyer and the Company, on the one hand, and the Representative (on behalf of the Company Stockholders), on the other hand, may, to the extent legally allowed, (i) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (ii) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or parties, as applicable. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 10.3    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and will be deemed to have been duly given only if faxed, sent via e-mail, mailed or delivered to the parties at the following addresses or facsimile numbers, provided, that with respect to notices delivered to the Representative, such notices must be delivered solely via facsimile transmission with confirmed receipt or via e-mail:

(a)	to the Buyer, to:

LogMeIn USA, Inc.

320 Summer Street

Boston, MA 02210

Attention: Edward Herdiech and Michael Donahue

Facsimile: (781) 638-9050

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1000 Winter Street, Suite 3700

Waltham, MA 02451

Attention: John Chory (john.chory@lw.com) and Susan Mazur

(susan.mazur@lw.com)

Facsimile: (781) 434-6601

(b)	if to the Company, to:

Jive Communications, Inc.

275 West 1600 North, Suite 100

Orem, UT 84057

Attention: Chief Financial Officer

Facsimile: (866) 372-5429

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street, Floor 15

Boston, MA 02116

Attention: Miguel J. Vega (mvega@cooley.com) and Joshua Rottner (jrottner@cooley.com)

Facsimile: (617) 937-2400

(c)	if to the Representative, to:

Fortis Advisors LLC

Attention: Notice Department

Facsimile: (858) 408-1843

Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street, Floor 15

Boston, MA 02116

Attention: Miguel J. Vega (mvega@cooley.com) and Joshua Rottner (jrottner@cooley.com)

Facsimile: (617) 937-2400

All such notices and other communications will be deemed effectively given the earlier of (i) when delivered personally, (ii) on the same Business Day of delivery by facsimile (with receipt of appropriate confirmation) if delivered before 5:00 p.m. local time and one (1) Business Day after delivery by facsimile (with receipt of appropriate confirmation) if delivered after 5:00 p.m. local time or on a day that is not a Business Day, (iii) at the time of confirmation of e-mail delivery (by return receipt or other reasonable confirmation), or (iv) one (1) Business Day after being deposited with an overnight courier service of recognized standing. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto in accordance with this Section 10.3.

Section 10.4    Entire Agreement. This Agreement, the exhibits and the schedules hereto (including the Disclosure Schedule), the Ancillary Agreements and the Non-Disclosure Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understanding, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.5    Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto (including the Representative) and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person (including upon any Key Employee), other than the Persons entitled to indemnity under Article VIII; provided, however, that following the Closing, the D&O Indemnified Persons shall be deemed to be third party beneficiaries of this Agreement.

Section 10.6    No Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by the Company or the Representative without the prior written consent of the Buyer, or by the Buyer without the prior written consent of the Representative; provided, however, the Buyer and its Affiliates (including the Company following the Closing) shall have the right to assign (a) all or any portion of this Agreement (including rights hereunder and thereunder), including its rights to indemnification, to any of its lenders as collateral security, and (b) after the Closing, all or any portion of this Agreement and its rights and obligations hereunder, including its rights to indemnification, in connection with a (i) merger or consolidation involving the Buyer or any of its Affiliates (including the Company), or (ii) a sale of all or substantially all of the stock or assets (including any real estate) of the Buyer or any of its Affiliates (including the Company), or any substantially similar transaction, provided that the obligations of the Buyer and its Affiliates under this Agreement shall continue following such assignment as if no such assignment had occurred.

Section 10.7    Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 10.8    Severability. If any provision (or part thereof) of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision (or part thereof) will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision (or part thereof) had never comprised a part hereof, (c) the remaining provisions (or part thereof) of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision (or part thereof) or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision (or part thereof), there will be added automatically as a part of this Agreement a legal, valid and enforceable provision (or part thereof) as similar in terms to such illegal, invalid or unenforceable provision (or part thereof) as may be possible.

Section 10.9    Governing Law; Consent to Jurisdiction. This Agreement, any other agreements and any other closing documents shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties hereto hereby submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware

(Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) (such courts, the “Chosen Courts”). In addition, each of the parties irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated hereby (including the Merger) or the negotiation, execution or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the Chosen Courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 10.9, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 10.3 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 10.3 shall be effective service of process for any litigation in connection with this Agreement or the Transactions. Nothing in this Section 10.9 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 10.10    Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 10.11    Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vi) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “third party” or “third parties” refers to Persons other than the Buyer, the Company Stockholders, the Representative or the Company. Unless stated otherwise, a reference to ‘USD$’, ‘$US’, ‘dollar’ or ‘$’ is a reference to U.S. currency. All amounts hereunder shall be payable in U.S. currency. For the avoidance of doubt, documents posted by the Company, the Company Stockholders or their respective representatives in the electronic or virtual data room maintained in connection with the transactions contemplated hereby are deemed to have been made available and provided and delivered to the Buyer.

Section 10.12    Rules of Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any Party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 10.13    Other Remedies; Specific Performance. Except in the case of Fraud or willful misconduct, any and all remedies herein expressly conferred upon a Party will be deemed exclusive of any other remedy conferred by law or equity upon such Party; provided, that the parties hereto agree that irreparable damage shall occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.9 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. The right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Buyer would have entered into this Agreement.

Section 10.14    Counterparts, Delivery by Facsimile or PDF. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, or by email in portable document format (pdf) or other similar image format, shall be treated in all manner and respects as an original hereof or thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such Contract, each other Party hereto or thereto shall re-execute original forms hereof or thereof and deliver them to all other Parties. No Party hereto or to any such Contract shall raise the use of a facsimile machine, or by email in portable document format or other similar image format, to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine, or email in portable document format or other similar image format, as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 10.15    Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other Party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

Section 10.16    Attorney-Client Privilege; Continued Representation.

(a)    Each of the Parties hereto acknowledges and agrees that Cooley LLP (“Cooley”) has acted as counsel to the Company and its Subsidiaries and their Affiliates in connection with the negotiation of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement.

(b)    The Buyer hereby consents and agrees to, and agrees to cause the Company and its Subsidiaries to consent and agree to, Cooley representing the Company Equityholders, any of their direct or indirect equityholders or the Representative on behalf of the Company Stockholders (collectively, the “Company Parties”) after the Closing, including with respect to disputes in which the interests of the Company Parties may be directly adverse to the Buyer and its subsidiaries (including the Company and its Subsidiaries), and even though Cooley may have represented the Company or its Subsidiaries in a matter substantially related to any such dispute, or may be handling ongoing matters for any of the Company or its Subsidiaries. The Buyer further consents and agrees to, and agrees to cause the Company and its Subsidiaries to consent and agree to, the communication by Cooley to the Company Parties in connection with any such representation of any fact known to Cooley arising by reason of Cooley’s prior representation of any of the Company or its Subsidiaries.

(c)    In connection with the foregoing, the Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Cooley’s prior representation of the Company or its Subsidiaries and (ii) Cooley’s representation of any of the Company Parties prior to and after the Closing.

(d)    The Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company and its Subsidiaries, that all privileged communications in any form or format whatsoever between or among Cooley, on the one hand, and the Company, its Subsidiaries, any Company Party, or any of their respective directors, officers employees or other representatives, on the other hand, that relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Company Parties, shall be controlled by the Representative on behalf of the Company Parties and shall not pass to or be claimed by the Buyer, the Company or its Subsidiaries.

(e)    Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company or its Subsidiaries, on the one hand, and a third party other than a Company Party, on the other hand, the Buyer, the Company or its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of the Buyer, the Company or its Subsidiaries may waive such privilege without the prior written consent of the Representative on behalf of the Company Parties, which shall not be unreasonably withheld, conditioned or delayed. In the event that any of the Buyer, the Company or its Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, the Buyer shall promptly (and, in any event, within two (2) Business Days) notify the Representative on behalf of the Company Parties in writing (including by making specific reference to this Section 10.16) so that the Representative on behalf of the Company Parties can seek a protective order and the Buyer agrees to use all commercially reasonable efforts to assist therewith.

(f)    To the extent that files or other materials maintained by Cooley containing Privileged Communications constitute property of its clients, only the Representative and the Company Parties shall hold such property rights and Cooley shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between Cooley, on the one hand, and the Company or its Subsidiaries, on the other hand.

(g)    The Buyer agrees that it will not, and that it will cause the Company or its Subsidiaries not to, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by otherwise asserting that the Buyer has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Communications from Cooley.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“280G Payments” shall have the meaning set forth in Section 5.9.

“Accounting Firm” shall mean Grant Thornton LLP.

“Adjustment Amount” shall have the meaning set forth in Section 1.6(c)(iv).

“Advisory Group” shall have the meaning set forth in Section 1.8(g).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agents” shall have the meaning set forth in Section 5.4.

“Agreed Accounting Policies and Principles” shall mean in accordance with GAAP as in effect at the date of the financial statement to which it refers, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Most Recent Balance Sheet, provided such accounting principles, practices, procedures, policies and methods are in accordance with GAAP.

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Agreements” shall mean the Escrow Agreement, Joinder and Waiver Agreements, Letters of Transmittal and the Bonus Letters.

“Applicable Per Share Closing Merger Consideration” shall mean the portion of the Closing Merger Consideration payable upon each share of each class and series of Company Capital Stock as set forth on the Closing Payment Schedule. For illustrative purposes, a sample calculation of the Applicable Per Share Closing Merger Consideration is set forth on the Closing Payment Schedule Trial Run.

“Applicable Per Share Total Merger Consideration” shall mean the portion of the Total Merger Consideration payable upon each Company Option and each Company Warrant as set forth on the Closing Payment Schedule. For illustrative purposes, a sample calculation of the Applicable Per Share Total Merger Consideration is set forth on the Closing Payment Schedule Trial Run.

“Approving or Joining Percentage” shall have the meaning set forth in Section 8.6(b).

“Asset Purchase Fees” shall have the meaning set forth in Section 7.1(s).

“Assignment of Inventions Agreement” shall mean a customary form of agreement assigning all right, title and interest to the Company in any Intellectual Property created by an employee within the scope of his or her employment with the Company or by a contractor, consultant, or advisor within the scope of his or her engagement with the Company.

“Bankruptcy and Equitable Remedies Exception” shall have the meaning set forth in Section 2.3(b).

“Bonus Letter” shall have the meaning set forth in Section 5.14.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Plans” shall have the meaning set forth in Section 5.8(c).

“Bylaws” shall have the meaning set forth in Section 1.12(b).

“Cash” shall mean, as of any date, the aggregate amount of consolidated cash, investment securities with original maturities of ninety (90) days or less and other cash equivalents held by the Company and its Subsidiaries, less the aggregate amount of all checks in transit as of such date, in each case determined in accordance with the Agreed Accounting Policies and Principles.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate” shall mean each certificate that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock or, if the registered holder of a certificate alleges that such certificate has been lost, stolen or destroyed, an affidavit, indemnity agreement or other documentation, each in customary form, as the Buyer may reasonably determine necessary as indemnity against any claim that may be made against the Buyer, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to be lost, stolen or destroyed. In the event any shares of Common Stock are uncertificated by the Company, the term “Certificate” shall mean evidence from the Company in a form reasonably acceptable to the Buyer confirming the amount of outstanding shares of Common Stock held by the registered holder immediately prior to the Effective Time.

“Certificate of Incorporation” shall have the meaning set forth in Section 1.12(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Chosen Courts” shall have the meaning set forth in Section 10.9.

“Circumstance” shall mean any circumstance, condition, situation, event, development, change, matter, fact or effect.

“Claim Notice” shall have the meaning set forth in Section 8.3(a).

“Clause (xii) Special Indemnity Matters” shall have the meaning set forth in Section 8.2(a)(xii).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Date Payees” shall mean Atlas Peak Capital GP II, LLC, North Bridge Growth Management, L.P., Michael Sharp, Matthew Peterson, John Pope, Samuel Simmons, Andrew Skeen, Stephen Todd and Brent Thompson.

“Closing Indebtedness” shall mean (i) the aggregate amount that would be required to fully discharge, as of the Closing, all Indebtedness of the Company including the current portion of all such categories of Indebtedness, minus (ii) the aggregate amount, as of the Closing, of all Cash of the Company.

“Closing Merger Consideration” shall mean (i) the Total Merger Consideration, minus (ii) the Escrow Amount, minus (iii) the Representative Reserve Fund.

“Closing Net Working Capital” shall mean Net Working Capital as of immediately preceding the Closing, determined in accordance with Section 1.6.

“Closing Payment Schedule” shall have the meaning set forth in Section 1.5.

“Closing Payment Schedule Trial Run” shall mean the spreadsheet attached hereto on the date hereof as Exhibit J, setting forth the Company’s good faith estimates of the following: (i) the Total Merger Consideration; (ii) the Closing Merger Consideration, (iii) the Applicable Per Share Closing Merger Consideration and (iv) the Applicable Per Share Total Merger Consideration, each determined on a pro forma basis as if the Closing occurred on the date of this Agreement.

“Closing Statement” shall have the meaning set forth in Section 1.6(b).

“COBRA” shall have the meaning set forth in Section 2.20(c).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended as of the date hereof.

“Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Communications Act” means the Communications Act of 1934, as amended, 47 U.S.C. §§ 151 et seq.

“Communications Laws” means the Communications Act and all orders, rules, regulations, and policies issued by the FCC or State PUC, and any Laws of any other Governmental Entity regulating or overseeing communications facilities or communications services, including billing practices relating to such facilities or services, or the use of radio frequency spectrum, applicable to the licenses, permits, or other authorizations, and the business of the Company and its Subsidiaries issued by the FCC, State PUC or any other such Governmental Entity, including any court rulings issued upon review of such orders, rules, regulations, and policies, as well as the conditions of such licenses, permits, or other operations.

“Communications Matters” shall have the meaning set forth in Section 8.2(a)(x).

“Communications Permits” shall have the meaning set forth in Section 2.25.

“Company” shall have the meaning set forth in the preamble.

“Company Benefit Plans” shall have the meaning set forth in Section 2.20(a).

“Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

“Company Charter” shall mean the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Company Charter Amendment” shall have the meaning set forth in Section 7.1(x).

“Company Common Stock” shall mean the Company’s common stock, $0.0001 par value per share.

“Company Equityholders” shall mean the holders of the outstanding shares of Company Capital Stock, Company Options and Company Warrants.

“Company Financials” shall have the meaning set forth in Section 2.6(a).

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use or otherwise Exploited by the Company, including the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company by any third party.

“Company Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate, is materially adverse to the business, properties, operations, financial condition, assets or Liabilities of the Company, taken as a whole, other than any adverse Circumstance: (a) resulting directly or indirectly from the public announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated hereby, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees; (b) that is generally applicable to the industries or markets in which the Company operates or competes; (c) resulting directly or indirectly from general business, economic or political conditions or changes, except to the extent such general business, economic or political conditions have a materially disproportionate adverse effect on the Company or its Subsidiaries as compared to any of the other companies in the Company’s industry; (d) resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation, implementation or enforcement thereof; (e) resulting directly or indirectly from any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (f) any adverse effect resulting directly or indirectly from any acts of war (whether or not declared), armed hostilities or terrorism, natural or man-made disasters or acts of God, or the escalation or worsening thereof; (g) any adverse effect resulting directly or indirectly from (i) any action taken by the Company or its Subsidiaries at the Buyer’s written direction, (ii) any action referred to in Section 4.2 taken by the Company with the Buyer’s consent, or (iii) the failure to take any action referred to in Section 4.2 that was not taken by the Company because the Buyer withheld its consent; or (h) any adverse effect resulting directly or indirectly from any breach by the Buyer or Merger Sub of any provision of this Agreement.

“Company Option” shall have the meaning set forth in Section 2.2(b).

“Company Option Plan” shall mean the Company’s 2011 Stock Plan (formerly known as the 2006 Stock Plan, amended and restated as of November 23, 2011).

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned, exclusively or jointly with others, by the Company.

“Company Parties” shall have the meaning set forth in Section 10.16(b).

“Company Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.0001 par value per share, Series A-1 Preferred Stock, $0.0001 par value per share, Series A-2 Preferred Stock, $0.0001 par value per share, and Series A-3 Preferred Stock, $0.0001 par value per share.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.

“Company Security” shall mean any equity security, including, without limitation, any options, warrants, stock rights, convertible debt, or any other derivative security directly or indirectly convertible into or exercisable or exchangeable for any equity security in the Company or any Subsidiary.

“Company Source Code” shall mean the source code for any Software owned by the Company and included in the Customer Offerings, Contemplated Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Stockholders” shall mean holders of outstanding shares of Company Capital Stock.

“Company Warrant” shall have the meaning set forth in Section 2.2(b).

“Contemplated Customer Offering” shall mean the products (including Software and Documentation) and services that the Company currently plans to develop, manufacture, market, distribute, make available, provide, sell or license to third parties in the future.

“Continuing Employees” shall have the meaning set forth in Section 5.9(b).

“Contract” shall mean any contract, plan, agreement, license, lease, power of attorney, note, mortgage, loan, evidence of indebtedness, purchase order, letter of credit, undertaking, covenant, covenant not to compete, instrument, obligation, commitment, understanding, purchase and sales order, statement of work, quotation, executory commitment or other agreement to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Controlling Party” shall have the meaning set forth in Section 8.4(e).

“Cooley” shall have the meaning set forth in Section 10.16.

“Current Assets” shall mean, as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Assets” set forth on the Reference Statement as of such date, determined on a consolidated basis and in accordance with Section 1.6(d). For the avoidance of doubt, Current Assets shall not include any Cash, deferred Tax assets, credits or any Tax losses, assets or other benefits arising from the transactions contemplated by this Agreement or any customer-related government grants (including the California Teleconnect Fund and E-Rate) and business incentive credits (including Scientific Research Experimental Development (SR&ED) and eBusiness).

“Current Liabilities” shall mean, in respect of the Company as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Liabilities” and non-current deferred revenue set forth on the Reference Statement as of such date, determined on a consolidated basis and in accordance with Section 1.6(d). For the avoidance of doubt, Current Liabilities (i) shall not include Unpaid Company Transaction Expenses or Closing Indebtedness, (ii) shall not include any current or deferred Tax liabilities, and (iii) shall include Employee Liabilities.

“Customer Offerings” shall mean the products (including Software and Documentation) and services that the Company (i) currently manufactures, markets, distributes, makes available, provides, sells or licenses to third parties, or (ii) has manufactured, marketed, distributed, made available, provided, sold or licensed to third parties since its inception.

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.15(a).

“D&O Tail Policy” shall have the meaning set forth in Section 5.12.

“Damages” shall mean any and all monetary damages, fines, Taxes, fees, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of settlement, litigation, arbitration or other dispute resolution proceedings relating to an indemnification claim under Article VIII); provided, however, that “Damages” shall not include any loss of future revenue, income or profits, diminution in value or loss of business reputation or opportunity except to the extent actually paid to a third party in connection with a Third-Party Claim or any accruals which were included as Closing Indebtedness pursuant to clause (ix) of the definition of Indebtedness.

“DGCL” shall have the meaning set forth in the recitals.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof.

“Dissenting Share” shall have the meaning set forth in Section 1.10.

“Dissenting Stockholder” shall have the meaning set forth in Section 1.10.

“Documentation” shall mean printed, visual or electronic materials, that are designed to describe the use, operation, installation, configuration, features, functionality, or correction of a product including reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, service manuals and other written information.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Liabilities” shall mean the amount of any accrued vacation days, sick-time, paid-time off, employee expense obligations, unfunded liabilities outstanding for severance, pension and any other benefits accrued with respect to the employees of the Company or any Subsidiary thereof as of the Closing Date. For the avoidance of doubt, “Employee Liabilities” shall not include any amounts included in Indebtedness or Unpaid Company Transaction Expenses or the Option Closing Payout Amount.

“Environmental Law” shall mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall have the meaning set forth in Section 2.20(a).

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Escrow Agent” shall mean Sun Trust Bank (together with any successor thereto that is appointed in accordance with the terms of the Escrow Agreement)

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit G by and among the Buyer, the Representative and the Escrow Agent.

“Escrow Amount” shall have the meaning set forth in Section 1.7.

“Escrow Fund” shall have the meaning set forth in Section 1.7.

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 1.6(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 1.6(a).

“Estimated Unpaid Company Transaction Expenses” shall have the meaning set forth in Section 1.6(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 1.9(a).

“Exploit” or “Exploitation” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, license, sublicense, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Export Control Laws” shall mean all Laws and executive Orders of any Governmental Entity relating to the import or export of goods, technology or services or trading embargoes or other trading restrictions, including without limitation, the Arms Export Control Act, the

International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and comparable foreign Laws.

“FCC” means the Federal Communications Commission.

“Final Closing Indebtedness” shall mean the amount of Closing Indebtedness finally determined pursuant to Section 1.6(b).

“Final Net Working Capital” shall mean the amount of Closing Net Working Capital finally determined pursuant to Section 1.6(b).

“Final Unpaid Company Transaction Expenses” shall mean the amount of Closing Unpaid Company Transaction Expenses finally determined pursuant to Section 1.6(b).

“First Special Escrow Amount” shall have the meaning set forth in Section 1.7.

“First Special Escrow Fund” shall have the meaning set forth in Section 1.7.

“First Special Indemnity Matters” shall have the meaning set forth in Section 8.2(a)(xi).

“First Special Indemnity Section” shall have the meaning set forth in Section 8.5(a).

“Foreign Plan” shall have the meaning set forth in Section 2.20(i).

“Fraud” shall mean a common law fraud action under the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.

“Fundamental Representations” shall have the meaning set forth in Section 8.1(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government, and includes, without limitation, the FCC and the Universal Service Administrative Company.

“HSR Act” shall have the meaning set forth in Section 5.6(a).

“Indebtedness” shall mean, without duplication, with respect to any Person (i) all outstanding and unpaid obligations for borrowed money (and including all interest accrued thereon and all sums due on early termination and repayment or redemption), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption), (iii) all obligations to reimburse the issuer in respect of outstanding letters of credit or under performance or surety bonds, or other similar obligations, (iv) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements,

(v) in respect of all severance payments and obligations resulting from any termination of employment occurring prior to Closing and remaining unpaid at the Closing (to the extent not included in Unpaid Company Transaction Expenses or in Current Liabilities) and any employer withholding, employment, payroll or similar Taxes incurred in connection therewith, (vi) in respect of all deferred compensation plans, pension plans, retiree medical plans, termination indemnities, seniority premiums, profit sharing plans, non-qualified retirement plans, jubilee payment plans, long-service award plans, early retirement plans, statutory severance and other similar plans, programs or arrangements, to the extent that the amount of such obligations exceeds the fair market value of any assets held in trust or otherwise dedicated solely to the satisfaction of such obligations, (vii) current and non-current capital lease obligations, (viii) customer advance payments, (ix) accruals of the type listed on the Most Recent Balance Sheet in connection with Items #1, #2 and #3 of Section 2.18 of the Disclosure Schedule, and (x) any obligation of the type referred to in clauses (i) through (ix) of another Person, the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. For the avoidance of doubt, Indebtedness shall not include any Taxes or any deferred revenue (whether classified as current or long-term).

“Indemnification Objection Notice” shall have the meaning set forth in Section 8.3(c).

“Indemnification Objection Period” shall have the meaning set forth in Section 8.3(c).

“Indemnified Party” shall have the meaning set forth in Section 8.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.2(a).

“Information Statement” shall have the meaning set forth in Section 5.7.

“Intellectual Property” shall mean the following in all jurisdictions throughout the world:

(a)    Patent Rights;

(b)    Trademarks and all goodwill in the Trademarks or symbolized thereby;

(c)    published and unpublished works, whether or not copyrightable (including Software), copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors and all rights associated therewith;

(d)    mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e)    inventions, invention disclosures, statutory invention registrations, discoveries, industrial designs, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, and research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, social media accounts, and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)    all other proprietary rights similar to the foregoing in any jurisdiction, and proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein) under the Laws of all jurisdictions.

“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide, and including servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment), materials and test, calibration and measurement apparatus used by the Company in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings or Contemplated Customer Offerings, whether located on the premises of the Company or hosted at a third party site.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder and Waiver Agreement” shall have the meaning set forth in the recitals.

“Joining Company Stockholder Amount” shall have the meaning set forth in Section 8.6(b).

“Joining Company Stockholders” shall have the meaning set forth in Section 8.6(b).

“Joining Company Stockholder Pro Rata Percentage” shall mean, with respect to each Joining Company Stockholder, a portion of the Joining Company Stockholder Amount equal to the percentage calculated as (a) the Pro Rata Percentage of such Joining Company Stockholder, divided by (b) the aggregate Pro Rata Percentage of all Joining Company Stockholders.

“Key Employees” shall mean Eddy Alvarado, Brian Andus, Todd Doyle, Travis Fair, Pablo Gargiulo, Abraham Knell, Logan Mallory, Simon Perreault, Matt Peterson, John Pope, David Rowley, Mike Sharp, Samuel Simmons, Paul Thatcher and David Valeri.

“Knowledge of the Company”, “Company’s Knowledge” and phrases of like import shall mean the actual knowledge of John Pope, Michael Sharp, Matt Peterson, Donald Pratt, Samuel Simmons and Benjamin King, as well as the knowledge that each of such individuals would reasonably be expected to have acquired after due inquiry.

“Law” shall mean any federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, guideline, resolution or promulgation, or any Order or consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“LDS Church” shall have the meaning set forth in Section 8.6(a).

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Letter of Transmittal” shall have the meaning set forth in Section 1.9(b)(i)(A).

“Liability” shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, due or to become due, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, but excluding any liabilities resulting from or arising under any obligations with respect to Contracts of the Company.

“Material Contract” shall have the meaning set forth in Section 2.15(a).

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or Article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall mean the consideration payable to the Company Equityholders pursuant to Section 1.3 and Section 1.4.

“Merger Sub” shall have the meaning set forth in the preamble.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 2.6(a).

“Net Working Capital” shall mean, as of any date, Current Assets as of such date minus Current Liabilities as of such date.

“Net Working Capital Amount” shall mean any or all (as the context so requires) of Closing Net Working Capital, Estimated Net Working Capital, Final Net Working Capital and Net Working Capital.

“Non-Controlling Party” shall have the meaning set forth in Section 8.4(e).

“Non-Disclosure Agreement” shall mean that certain Non-Disclosure Agreement between the Buyer and the Company dated August 14, 2017.

“Objection” shall have the meaning set forth in Section 1.6(b).

“Objection Items” shall have the meaning set forth in Section 1.6(b).

“Objection Notice” shall have the meaning set forth in Section 1.6(b).

“Offer Letter” shall have the meaning set forth in the recitals.

“Open Source Materials” shall mean all Software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Option Closing Payout Amount” shall have the meaning set forth in Section 1.4(a)(i).

“Order” shall have the meaning set forth in Section 2.22(a).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” shall have the meaning set forth in Section 2.1.

“Parties” shall have the meaning set forth in the preamble.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Paying Agent” shall have the meaning set forth in Section 1.9(a).

“Paying Agent Agreement” shall mean the Paying Agent entered into by and among the Buyer, the Representative and the Paying Agent.

“Per Claim Threshold” shall have the meaning set forth in Section 8.6(c).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Permitted Indebtedness” shall mean the incurrence of up to $5,000,000 of Indebtedness to an existing Company Stockholder, bank or other financial institution pursuant to a credit facility, convertible promissory notes or other similar debt agreement.

“Personal Information” shall mean an individual person’s: (i) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, mobile device identifier, and any other data which is used or intended by Company to be used, in itself or together with additional data, to identify a person); and (ii) any other data defined as “personal data,” “personally identifiable information,” or “personal information” under any applicable Law.

“Pre-Closing IP Indemnity Claim” shall have the meaning set forth in Section 8.2(a)(vii).

“Pre-Closing Period” shall mean the period from the date of this Agreement through the Closing (or the termination of this Agreement pursuant to Article IX if earlier).

“Pre-Closing Tax Matter” shall have the meaning set forth in Section 6.4(b).

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Preliminary Statement” shall have the meaning set forth in Section 1.6(a).

“Primary Escrow Amount” shall have the meaning set forth in Section 1.7.

“Primary Escrow Fund” shall have the meaning set forth in Section 1.7.

“Privileged Communications” shall have the meaning set forth in Section 10.16(d).

“Pro Rata Percentage” shall mean, with respect to each Company Stockholder, (i) with respect to the amounts in the Escrow Fund or in excess of the Escrow Fund up to the amount of the Merger Consideration, the percentage set forth as “Pro Rata Percentage #1” on the Closing Payment Schedule, and (ii) with respect to amounts in excess of the Merger Consideration, the percentage set forth as “Pro Rata Percentage #2” on the Closing Payment Schedule.

“Purchase Price” shall mean $342,000,000.

“R&D Sponsor” shall have the meaning set forth in Section 2.14(h).

“Reference Statement” shall have the meaning set forth in Section 1.6(d).

“Representative” shall have the meaning set forth in the preamble.

“Representative Engagement Agreement” shall have the meaning set forth in Section 1.8(g).

“Representative Group” shall have the meaning set forth in Section 1.8(g).

“Representative Losses” shall have the meaning set forth in Section 1.8(g).

“Representative Reserve Fund” shall have the meaning set forth in Section 1.8(f).

“Required Consents” shall have the meaning set forth in Section 7.1(a)(i).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 2.32.

“Restricted Stockholders” shall mean Matt Peterson, John Pope, Donald Pratt, Michael Sharp, Andrew Skeen and Stephen Todd.

“Retention Bonus Recipients” shall have the meaning set forth in Section 5.14.

“Retention Cash Pool” shall have the meaning set forth in Section 5.14.

“Second Level Representations” shall have the meaning set forth in Section 8.6(a)(i).

“Second Special Escrow Amount” shall have the meaning set forth in Section 1.7.

“Second Special Escrow Fund” shall have the meaning set forth in Section 1.7.

“Second Special Indemnity Sections” shall have the meaning set forth in Section 8.5(a).

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by Contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value of $0.0001 per share, of the Company.

“Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value of $0.0001 per share, of the Company.

“Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock, par value of $0.0001 per share, of the Company.

“Series A-3 Preferred Stock” shall mean the Series A-3 Preferred Stock, par value of $0.0001 per share, of the Company.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“State PUC” means any state public service or public utilities communication, or similar state regulatory agency or body that regulates intrastate telecommunications services and/or facilities.

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Straddle Period Tax Return” shall have the meaning set forth in Section 6.1(c).

“Subsidiary” shall have the meaning set forth in Section 2.5.

“Subsidiary Organizational Documents” shall have the meaning set forth in Section 2.5.

“Surviving Corporation” shall have the meaning set forth in the recitals.

“Tax Asset” shall mean (i) any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes), and (ii) any tax basis, item of expense or deduction.

“Tax Matter” shall have the meaning set forth in Section 6.4(a).

“Tax Refund” shall have the meaning set forth in Section 6.4(d).

“Tax Returns” shall mean any and all reports, returns (including information returns and estimated Tax returns), declarations, claims for refunds, or other statements, documents or information relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed with a Governmental Entity.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, branch profits, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items, whether disputed or not, including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, Contract or otherwise; provided, however, that the term “Taxes” shall not include any telecommunications fees (including payment to federal and state universal funds).

“Third-Party Claim” shall have the meaning set forth in Section 8.4(a).

“Threshold” shall have the meaning set forth in Section 8.6(c).

“Total Merger Consideration” shall mean the Purchase Price; plus (i) the amount by which the Estimated Net Working Capital exceeds the Working Capital Target, if applicable; minus (ii) the amount by which the Working Capital Target exceeds the Estimated Net Working Capital, if applicable; minus (iii) the amount, if any, of the Estimated Closing Indebtedness; minus

(iv) the amount of any Estimated Unpaid Company Transaction Expenses; minus (v) the amount of any unpaid Asset Purchase Fees as of immediately prior to the Closing; plus (vi) the sum of the exercise prices for all Company Options and Company Warrants with an exercise price less than the Applicable Per Share Total Merger Consideration applicable to the Company Common Stock.

“Trademarks” shall mean all trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks, trade names and trade dress and other identifiers of source or goodwill.

“Transactions” shall mean the consummation of the Closing and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Unpaid Company Transaction Expenses” shall mean, in each case to the extent unpaid by the Company as of immediately prior to the Closing, (i) the aggregate amount of expenses incurred or payable directly or indirectly by the Company, in each case in connection with the negotiation and execution of, and of the consummation of the transactions contemplated by, this Agreement (including with respect to services provided in connection therewith by any representatives, investment bankers, accountants or other advisors or representatives of the Company), including without limitation, the premium associated with the D&O Tail Policy, any fees in connection with audit services or the preparation of Company Financials (including any fees incurred following the Closing in connection with the preparation of audited financial statements for the Company for the fiscal year ending December 31, 2017) and 50% of the fees payable to any Governmental Entity in connection with Section 5.6; (ii) any bonus, change of control, non-compete, severance, transaction payment or similar payment that becomes payable by the Company or one of its Subsidiaries in connection with the transactions contemplated by this Agreement as a result of arrangements implemented by the Company prior to the Closing (excluding the acceleration of vesting of any Company Options or Company Warrants and excluding any amounts payable pursuant to a Bonus Letter); and (iii) any employer withholding, employment, payroll, or similar Taxes payable by the Company or one of its Subsidiaries relating to amounts set forth in clause (ii) or to the Option Closing Payout Amount.

“WARN Act” shall have the meaning set forth in Section 2.19(h).

“Written Consent of Stockholders” shall have the meaning set forth in the recitals.

“Working Capital Target” shall mean $200,000.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

BUYER: LOGMEIN USA, INC.

By:	/s/ William R. Wagner
Name: William R. Wagner
Title: President and Chief Executive Officer

MERGER SUB: JAZZ MERGER SUB, INC.

By:	/s/ Edward K. Herdiech
Name: Edward K. Herdiech
Title: Director

COMPANY: JIVE COMMUNICATIONS, INC.

By:	/s/ John Pope
Name: John Pope
Title: CEO

REPRESENTATIVE: FORTIS ADVISORS LLC, Solely in its capacity as the Representative

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director